Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

CHENGHE ACQUISITION I CO.,

FST CORP.,

FST MERGER LTD.,

and

FEMCO STEEL TECHNOLOGY CO., LTD.

dated as of December 22, 2023

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		3

1.1.	Definitions	3
1.2.	Construction	19
1.3.	Knowledge	20

Article II FST Restructuring		20

2.1.	FST Restructuring	20
2.2.	Governing Documents of the Company	21
2.3.	Directors, Supervisors and Officers of the Company	21
2.4.	Termination of Certain Agreements	21
2.5.	Initial CayCo Shares	21
2.6.	FST Withdrawal	21
2.7.	Squeeze Out	21
2.8.	Taking of Necessary Action; Further Action	22

Article III Merger		22

3.1.	Merger	22
3.2.	Merger Closing	22
3.3.	Merger Effective Time	22
3.4.	Effects of the Merger	22
3.5.	Governing Documents of Merger Surviving Company	22
3.6.	Directors and Officers of Merger Surviving Company	23
3.7.	Effects of the Merger on the Share Capital of SPAC and Merger Sub	23
3.8.	Taking of Necessary Action; Further Action	24

Article IV Closing		24

4.1.	Closing	24
4.2.	Closing Deliverables	24
4.3.	Closing Statements	25
4.4.	Delivery of CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants	26
4.5.	Directors and Officers	27
4.6.	CayCo Governing Documents	27
4.7.	Certain Adjustments	28
4.8.	Fractional Shares	28
4.9.	SPAC Dissenter’s Right	28
4.10.	Withholding	29
4.11.	Tax Treatment	29

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY, CayCo AND Merger Sub		29

5.1.	Company Organization	30
5.2.	Subsidiaries	30
5.3.	CayCo and Merger Sub	30
5.4.	Due Authorization	31
5.5.	No Conflict	32

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5.6.	Governmental Authorities; Approvals	32
5.7.	Capitalization of the Company	32
5.8.	Financial Statements	33
5.9.	Undisclosed Liabilities	34
5.10.	Litigation and Proceedings	34
5.11.	Legal Compliance	35
5.12.	Contracts; No Defaults	35
5.13.	Company Benefit Plans	37
5.14.	Labor Relations; Employees	39
5.15.	Taxes	41
5.16.	Brokers’ Fees	43
5.17.	Insurance	43
5.18.	Permits	43
5.19.	Equipment and Other Tangible Property	44
5.20.	Real Property	44
5.21.	Intellectual Property	45
5.22.	Privacy and Cybersecurity	47
5.23.	Environmental Matters	47
5.24.	Absence of Changes	48
5.25.	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	48
5.26.	Top Customers and Top Vendors	49
5.27.	Absence of Certain Business Practices and Anti-corruption Compliance	49
5.28.	Government Contracts; Government Grants	50
5.29.	Sufficiency of Assets	50
5.30.	Company Restructuring Documents	51
5.31.	Financial Assistance	51
5.32.	Company Related Parties	51
5.33.	Disclosure	51
5.34.	No Additional Representation or Warranties	51

Article VI REPRESENTATIONS AND WARRANTIES OF SPAC		52

6.1.	Company Organization	52
6.2.	Due Authorization	52
6.3.	No Conflict	52
6.4.	Litigation and Proceedings	53
6.5.	SEC Filings	53
6.6.	Internal Controls; Listing; Financial Statements	53
6.7.	Governmental Authorities; Approvals	54
6.8.	Trust Account	55
6.9.	Investment Company Act; JOBS Act	55
6.10.	Absence of Changes	55
6.11.	No Undisclosed Liabilities	55
6.12.	Capitalization of SPAC	56
6.13.	Brokers’ Fees	57
6.14.	Business Activities	57
6.15.	NASDAQ Stock Market Quotation	57
6.16.	Registration Statement, Proxy Statement and Proxy Statement/Prospectus	57
6.17.	No Additional Representation or Warranties	58

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Article VII COVENANTS		58

7.1.	Conduct of Business	58
7.2.	SPAC Conduct of Business	61
7.3.	Company Restructuring Documents	62
7.4.	Access	63
7.5.	Preparation and Delivery of Additional Company Financial Statements	63
7.6.	Exclusivity	64
7.7.	No Solicitation by SPAC	64
7.8.	Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals	65
7.9.	Support of Transaction	68
7.10.	Regulatory Approvals; Other Filings	68
7.11.	Financing	70
7.12.	Employee Matters	70
7.13.	Post-Closing Directors and Officers of CayCo	71
7.14.	Indemnification and Insurance	71
7.15.	Section 16 Matters	72
7.16.	Trust Account Proceeds and Related Available Equity	72
7.17.	NASDAQ Listing	72
7.18.	SPAC Public Filings	73
7.19.	CayCo Securities Listing	73
7.20.	Tax Matters	73
7.21.	No Trading	73
7.22.	Affiliate Agreements	74
7.23.	Shareholder Litigation	74
7.24.	Notices of Certain Events	74
7.25.	Third Party Consents	74
7.26.	CayCo and Merger Sub	75

Article VIII CONDITIONS TO OBLIGATIONS		75

8.1.	Conditions to Obligations of SPAC and the Company Parties	75
8.2.	Conditions to Obligations of SPAC	75
8.3.	Conditions to the Obligations of the Company Parties	76

Article IX TERMINATION/EFFECTIVENESS		77

9.1.	Termination	77
9.2.	Effect of Termination	78

Article X MISCELLANEOUS		78

10.1.	Trust Account Waiver	78
10.2.	Waiver	79
10.3.	Notices	79
10.4.	Assignment	80
10.5.	Rights of Third Parties	80
10.6.	Expenses	80
10.7.	Governing Law; Jurisdiction	81
10.8.	Waiver of Jury Trial	82
10.9.	Company and SPAC Disclosure Letters	82
10.10.	Entire Agreement	82
10.11.	Amendments	83
10.12.	Publicity	83

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10.13.	Severability	83
10.14.	Headings; Counterparts	83
10.15.	Enforcement	83
10.16.	Non-Recourse	84
10.17.	Non-Survival	84
10.18.	Legal Representation	84

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EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	List of Company Shareholders
Exhibit D	Form of Plan of Merger
Exhibit E	Form of Amended and Restated Memorandum and Articles of Association of CayCo

-v-

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 22, 2023 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”), FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company limited by shares incorporated and in existence under the laws of Taiwan with uniform commercial number of 04465819 (the “Company,” and together with CayCo and Merger Sub, the “Company Parties”). Each Company Party and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of CayCo and Merger Sub is a holding company newly formed by the Company and Merger Sub is a wholly owned subsidiary of CayCo, both of which were formed for the sole purpose of effectuating the Business Combination (as defined below);

WHEREAS, in accordance with the applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring (as defined below) one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), the Parties desire to consummate a business combination transaction whereby one (1) Business Day after the FST Restructuring Closing (as defined below) and at the Merger Effective Time (as defined below), Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.” (the “Business Combination”);

WHEREAS, for U.S. federal income Tax (as defined below) purposes, the Parties intend that (a) the FST Restructuring, together with the Merger, qualifies as a transfer of property described in Section 351 of the Code and Treasury Regulations thereunder, and/or the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and the Treasury Regulations (as defined below) promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, the SPAC Board (as defined below) has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for SPAC to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the SPAC Shareholders;

WHEREAS, the Company Board (as defined below) has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company Shareholders (as defined below);

WHEREAS, the respective boards of directors of each of CayCo and Merger Sub have (i) determined that it is advisable for CayCo and Merger Sub to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by their respective shareholders;

WHEREAS, in furtherance of the Merger and the FST Restructuring, and in accordance with the terms hereof, SPAC shall provide an opportunity to its shareholders to have their outstanding SPAC Ordinary Shares (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC Articles (as defined below) in connection with the SPAC Transaction Proposals (as defined below);

WHEREAS, CayCo, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the Requisite Company Shareholders (as defined below) has executed and delivered to SPAC a Company Holders Support Agreement (as defined below), pursuant to which the Requisite Company Shareholders have agreed, among other things, (i) to vote (or to approve by means of a written consent of the shareholders of the Company) in favor of the adoption and approval, as soon as reasonably practicable, but in no event later than forty-five (45) Business Days after the date of this Agreement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) to sign the Company Restructuring Documents (as defined below) and consummate the FST Restructuring in accordance with the terms and condition thereof, and (iii) to grant certain waivers and consents in connection herewith and therewith pursuant to the Company’s Governing Documents (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company the Sponsor Support Agreement (as defined below), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, at the Closing (as defined below), CayCo shall enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with SPAC, the Sponsor and certain shareholders of CayCo, substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, CayCo, the Sponsor (as defined below) and each of the Company Shareholders (as defined below) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing;

WHEREAS, as of immediately following the Closing, the Parties anticipate that CayCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1.          Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the Transactions, the FST Restructuring and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets of such Person and its Subsidiaries, or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person, or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, share offering (including any public offering), sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries, in each case of sub-clause (c), pursuant to which any Person acquires 10% or more of any class of equity or voting securities of such Person or of such Subsidiaries.

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, notwithstanding anything to the contrary herein, in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Affiliate Agreements” has the meaning specified in Section 5.12(a)(vi).

“Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of Company Shares that are (i) issued and outstanding or (ii) issuable upon, or subject to, (x) the exercise or settlement of any Option or (y) the consummation of any PIPE Investment, if any.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(b).

“Ancillary Agreements” has the meaning specified in Section 10.10.

“Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Audited SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“Base Equity Value” means US$400,000,000.

“Bid” has the meaning specified in Section 5.28(a).

“Business Combination” has the meaning specified in Article 1.1 of the SPAC Articles.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions or the FST Restructuring), relating to a Business Combination.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, Taiwan and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“CAA” means the Consolidated Appropriations Act, 2021.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto.

“CayCo” has the meaning specified in the Preamble hereto.

“CayCo Board” means the board of directors of CayCo.

“CayCo Cap Table” has the meaning specified in Section 2.1(b).

“CayCo Ordinary Shares” means the ordinary shares, with par value of US$0.0001 per share, of CayCo.

“CayCo Private Warrant” means each one (1) warrant of CayCo entitling the holder thereof to purchase one (1) CayCo Ordinary Share on substantially the same terms and conditions.

“CayCo Public Warrant” means each one (1) warrant of CayCo entitling the holder thereof to purchase one (1) CayCo Ordinary Share on substantially the same terms and conditions.

“CayCo Subscription Shares” has the meaning specified in Section 2.1(a).

“CayCo Warrants” means the CayCo Private Warrants and CayCo Public Warrants, collectively.

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Cayman Registrar” has the meaning specified in Section 3.3.

“Change in Recommendation” has the meaning specified Section 7.8(b)(ii).

“Closing” has the meaning specified in Section 3.2.

“Closing Calculation” has the meaning specified in Section 2.1(b).

“Closing Company Audited Financial Statements” has the meaning specified in Section 7.5.

“Closing Date” has the meaning specified in Section 4.1(a).

“Closing Statements” has the meaning specified in Section 4.3(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Acquisition” means the purchase and acquisition of the Company Shares by CayCo in accordance with the Company Restructuring Documents at the FST Restructuring Closing.

“Company Acquisition Percentage” means a number, expressed as a percentage, calculated by dividing (x) the number of Aggregate Fully Diluted Company Shares owned by CayCo immediately after the FST Restructuring Closing by (y) the Aggregate Fully Diluted Company Shares at such time.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 7.8(c)(ii).

“Company Closing Certificate” has the meaning specified in Section 4.3(a)(i).

“Company Common Shares” has the meaning specified in Section 5.7(a).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.2 (Subsidiaries), Section 5.3 (CayCo and Merger Sub), Section 5.4 (Due Authorization), Section 5.5 (No Conflict), Section 5.6 (Governmental Authorities; Approvals), Section 5.7 (Capitalization of the Company), Section 5.11 (Legal Compliance), Section 5.16 (Brokers’ Fees), Section 5.30 (Company Restructuring Documents) and Section 5.32 (Company Related Parties).

“Company Holders” has the meaning specified in Section 1.1 of the Company Disclosure Letter.

“Company Holders Support Agreement” means that certain support agreement, dated as of the date hereof, by and among each of the Requisite Company Shareholders, SPAC, CayCo and the Company, as amended or modified from time to time.

“Company Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition of the Group or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company Parties to consummate the Merger by the Agreement End Date.

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Registered Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Restructuring Documents” means, collectively (i) the FST Equity Reorganization Agreement (股權重組協議), (ii) the Deed of Share Sale and Purchase (股權買賣契約書), and (iii) the CayCo Subscription Agreement.

“Company Security Documents” has the meaning specified in Section 5.19(b).

“Company Shareholder” means a direct holder of any Company Share issued and outstanding immediately prior to the FST Restructuring Closing.

“Company Shareholder Approval” means the vote of holders of Company Shares required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Company’s Governing Documents.

“Company Shareholders Subscription” has the meaning specified in Section 2.1(a).

“Company Shares” means any share in the capital of the Company, including the Company Common Shares.

“Company Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company Parties (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the Transactions and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) the cost of the D&O Tail; (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 7.8(a), (iv) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.10 (except where the Company shall bear 100% of all costs and fees in relation to the Taiwan DIR Approval), (v) change-in-control payments, transaction bonuses, retention or incentive payments, severance or similar compensatory payments payable by the Group to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Group as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment occurring after the Closing) and the employer portion of any employment, social security or similar taxes due with respect to such amounts, and (vi) all fees and costs in relation to SPAC Extension.

“Company Transaction Proposals” means the withdrawal of the public reporting status as a Taiwan Public Company.

“Contracting Parties” has the meaning specified in Section 10.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyleft License” means any license that requires or purports to require, as a condition of use, the modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse-engineered, reverse-assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee. By way of example and not limitation, Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“D&O Tail” has the meaning specified in Section 7.14(b).

“Data Room” has the meaning specified in Section 1.2(a).

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.

“Dollars” or “US$” means lawful money of the United States.

“Environmental Laws” means any and all Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or human health, including employee health and safety or prevention and control of pollution (including the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials).

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 4.4(a).

“Export Approvals” has the meaning specified in Section 5.11(b).

“Financial Assistance” has the meaning specified in Section 5.31.

“Financial Statements” has the meaning specified in Section 5.8(a)(i).

“FST Restructuring” means, collectively, the Company Acquisition, the Company Shareholders Subscription and each of the other transactions contemplated under the Company Restructuring Documents.

“FST Restructuring Closing” has the meaning specified in Section 2.1(c).

“FST Restructuring Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of the Company Restructuring Documents and the consummation of the FST Restructuring, including but without limitation to fees and expenses relating to any regulatory approvals, consents, Actions, non-actions or waivers from any Governmental Authorities in connection with the FST Restructuring, such as the Taiwan DIR Approval.

“FST Withdrawal” has the meaning given to it in Section 2.6.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum and articles of association, shareholders agreement or similar organizational documents, in each case, as amended or restated; the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of registration, the “Governing Documents” of a limited liability company incorporated in the Cayman Islands are its limited liability company agreement and certificate of registration; the “Governing Documents” of a Taiwan company are its company registration card, articles of incorporation and bylaws.

“Government Contract” has the meaning specified in Section 5.28(a).

“Governmental Approval” has the meaning specified in Section 5.6.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multinational, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority in the PRC or any other Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Group” means the Company and all of its Subsidiaries from time to time.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) accrued severance obligations arising with respect to the termination of employment or service of any current or former employee or individual service provider, or otherwise in connection with a reduction in force, in each case, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Group to defer such Taxes under the CARES Act), (viii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions and the FST Restructuring in respect of any of the items in the foregoing clauses (i) through (vii), and (ix) all Indebtedness of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally.

“Independent Director” has the meaning specified in Section 7.13(a).

“Initial CayCo Shareholder” means Chen Ming-Chen.

“Intellectual Property” means any and all right, title and interest in or to any intellectual or industrial property, in any jurisdiction, including the following: (i) registered and unregistered patents and patent applications, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and any invention disclosures; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Group or its businesses symbolized by or associated with any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations and applications for registration of any of the foregoing, including such corresponding rights in software, databases and other data compilations; (iv) rights in World Wide Web addresses, URLs, and domain names; and (v) trade secrets, know-how, methods, processes, data, specifications, formulae, algorithms, and other confidential and proprietary information and all rights therein.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 5.8(a).

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, or economic sanctions or anti-boycotts, including, but not limited to, the Import and Export Order (Control of Dual Use Goods, Services and Technology Exports): 2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.

“Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts that was not known or reasonably foreseeable to the SPAC or any member of the SPAC Board as of the date hereof and that becomes known to the SPAC or any member of the SPAC Board after the date hereof and prior to the receipt of the SPAC Shareholder Approval; provided, however, that (a) any change in the price or trading volume of the SPAC Ordinary Shares and (b) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (a), (b), (c), (d), and (f) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Company Material Adverse Effect) shall be excluded for purposes of determining whether an Intervening Event has occurred.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IRS” means the Internal Revenue Service.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used in the conduct of the business of the Group.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Group.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, preemptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise, including Permitted Liens.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Effective Time” has the meaning specified in Section 3.3.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Surviving Company” has the meaning specified in Section 3.1(b).

“Multiemployer Plan” has the meaning specified in Section 5.13(c).

“NASDAQ” has the meaning specified in Section 6.6(c).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted in connection with the transactions contemplated hereunder for the purpose of granting or issuing equity incentive compensation to employees and other service providers of the Group.

“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Group or pursuant to which the Group has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or individual independent contractors primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.

“Nondisclosure Agreement” has the meaning specified in Section 10.10.

“Nonparty Affiliates” has the meaning specified in Section 10.16.

“Offer Documents” has the meaning specified in Section 7.8(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Option” means an option to purchase Company Common Shares granted to an employee, director, independent contractor or other service provider of the Group.

“Owned Land” has the meaning specified in Section 5.20(b).

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Group and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint share company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that: (i) alone or in combination with other information, relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of or contact with an particular person or household or device; (ii) is defined as “personal data,” “personal information,” “personally identifiable information,” “personal health information” or “PII” or any similar term by Law; or (iii) is otherwise regulated by applicable Laws that cover personal information, personal data, personal health data, financial information, device and transaction identifiers, or similar terms.

“Personal Information Laws and Policies” has the meaning specified in Section 5.22(a).

“PFIC” has the meaning specified in Section 7.20(b).

“Phase I Restructuring Documents” means the Company Restructuring Documents signed and delivered in connection with CayCo acquiring 55% of the Aggregate Fully Diluted Company Shares from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter.

“Phase I DIR Approval” means the Taiwan DIR Approval in connection with CayCo acquiring 55% of the Aggregate Fully Diluted Company Shares from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter in accordance with the Company Restructuring Documents.

“Phase II DIR Approval” means the Taiwan DIR Approval in connection with CayCo acquiring the Aggregate Fully Diluted Company Shares (other than the Company Shares covered under Phase I Restructuring Documents) from the Company Shareholders in accordance with the Company Restructuring Documents.

“Phase II Restructuring Documents” means the Company Restructuring Documents signed and delivered in connection with CayCo acquiring the Aggregate Fully Diluted Company Shares (other than the Company Shares covered under the Phase I Restructuring Documents) from the Company Shareholders listed in Section 1.1 of the Company Disclosure Letter.

“PIPE Investment” means the purchase of CayCo Ordinary Shares pursuant to the Subscription Agreements or any other purchase agreements as may be agreed by SPAC and the Company from time to time.

“Plan of Merger” has the meaning specified in Section 3.3.

“PRC” means People’s Republic of China but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Investment Approval” means the prior approval issued by the Department of Investment Review, the Ministry of Economic Affairs of Taiwan for the investment in Taiwan by any PRC Investor.

“PRC Investment Restriction” means the investment restrictions imposed by Taiwan Governmental Authorities with respect to a PRC Investor’s investment in Taiwan, as further provided under Taiwan’s Regulations Governing Investments by PRC Nationals.

“PRC Investor” means (i) any PRC National, or (ii) any Third-Area Company owned or controlled by PRC National(s) whereby the capital contributed or shares held directly or indirectly by PRC National(s) in aggregate exceed 30% of total amount of capital or the total number of shares of such Third-Area Company, or such Third-Area Company is controlled by PRC National(s), as further defined under Taiwan’s Regulations Governing Investments by PRC Nationals.

“PRC National” means any individual, juristic person, organization or any other institution of the PRC.

“Privacy Policies” has the meaning specified in Section 5.22(a).

“Processing” has the meaning specified in Section 5.22(a).

“Proxy Statement” has the meaning specified in Section 7.8(a)(i).

“Proxy Statement/Prospectus” has the meaning specified in Section 7.8(a)(i).

“Real Property Leases” has the meaning specified in Section 5.20(a)(iii).

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by CayCo under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 7.8(a)(i).

“Regulatory Approvals” has the meaning specified in Section 7.10(a).

“Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Group, and (b) any director or officer of the Group, in each case of clauses (a) and (b), excluding the Group.

“Remaining Company Shareholders” means the Company Shareholders other than CayCo after consummation of the FST Restructuring.

“Representatives” of a Person means, collectively, officers, directors, employees, members, partners, attorneys, accountants, consultants, agents, financial advisors, financing sources and potential co-investors of such Person or its Affiliates.

“Requisite Company Shareholders” has the meaning specified in Section 1.1 of the Company Disclosure Letter.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea, Syria, the so-called Donetsk People’s Republic (as defined and construed in the applicable Sanctions Laws), the so-called Luhansk People’s Republic (as defined and construed in the applicable Sanctions Laws) and Russia).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; (e) any other applicable sanctions authority; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any trade, economic and/or financial sanctions Laws, list-based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom, (v) the PRC or (vi) any other applicable sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning specified in Section 5.7(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Litigation” has the meaning specified in Section 7.23.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Articles” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on January 24, 2022, amended pursuant to a special resolution passed on April 13, 2023 and as further amended pursuant to a special resolution passed on October 25, 2023, and as may be amended from time to time.

“SPAC Board” means the board of directors of SPAC.

“SPAC Board Recommendation” has the meaning specified Section 7.8(b)(i).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in specified Section 3.7(a)(ii).

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 4.3(a)(ii).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article VI.

“SPAC Dissenting Shareholders” has the meaning specified in Section 4.9(a).

“SPAC Dissenting Shares” has the meaning specified in Section 4.9(a).

“SPAC Exchange Warrants” has the meaning specified in Section 3.7(a)(v).

“SPAC Extension” means the extension provided in the definitive proxy statement filed with the SEC on October 17, 2023 or any other subsequent proxy statement as may be agreed by the Company and SPAC to amend the Governing Documents of SPAC to extend the date by which SPAC must consummate a Business Combination in accordance with its Governing Documents.

“SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“SPAC Indemnified Parties” has the meaning specified in Section 7.14(a).

“SPAC Intervening Event Notice” has the meaning specified Section 7.8(b)(ii).

“SPAC Intervening Event Notice Period” has the meaning specified Section 7.8(b)(ii).

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Private Placement Warrant” means a warrant to purchase one (1)  SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) issued to the Sponsor.

“SPAC Public Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents (US$11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC SEC Filings” has the meaning specified in Section 6.5.

“SPAC Securities” has the meaning specified in Section 6.12(a).

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Merger Effective Time.

“SPAC Shareholder Approval” means (i) the approval of (A) the change of SPAC’s name to “FST Ltd.”, (B) the amendment and restatement of the SPAC Articles, (C) the Merger and (D) the Plan of Merger, in each case, by a special resolution (as defined in the Cayman Companies Act, being a resolution approved by an affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued and outstanding SPAC Ordinary Shares entitled to vote thereupon (as determined in accordance with the SPAC Articles)) at a SPAC Shareholders’ Meeting duly called by the SPAC Board and held for such purpose, and (ii) the approval of the other SPAC Transaction Proposals not included in (i) above by an ordinary resolution (being a resolution passed by a simple majority of the SPAC Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting) at a SPAC Shareholders’ Meeting.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 7.8(b)(i).

“SPAC Shareholder Redemption” means the election of an eligible (as determined in accordance with the SPAC Articles) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the SPAC Articles) in connection with the SPAC Transaction Proposals.

“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the Transactions (including the PIPE Investment), including: (i) deferred underwriting commissions or any other outstanding payables and liabilities as disclosed in any SPAC SEC Filings; (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and limited and customary other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers); (iii) fifty percent (50%) of the filing fees incurred in connection with making any filings with Governmental Authorities under Section 7.10 (except where the Company shall bear 100% of all costs and fees in relation to the Taiwan DIR Approval), (iv) all of the fees and costs in relation to SPAC Extension; and (v) any unpaid Working Capital Loans.

“SPAC Transaction Proposals” means (i) the SPAC Class B Conversion, (ii) the change of SPAC’s name to “FST Ltd.”, (iii) the amendment and restatement of SPAC Articles, by the deletion of the SPAC Articles in their entirety and the substitution in their place of the second amended and restated memorandum and articles of association of SPAC, (iv) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, and the approval and authorization of the Transactions as a Business Combination, (v) the approval and authorization of the Merger and the Plan of Merger, (vi) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, (vii) any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and are required to be approved by the SPAC Shareholders under the SPAC Articles and applicable Law, and (viii) the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Units” means equity securities of SPAC consisting of one (1) SPAC Class A Ordinary Share and one-half of one (1/2) SPAC Public Warrant.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all applicable Law relating to bribery or corruption; (b) all applicable Sanctions Laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (e) Penal Code (Act No. 45 of 1907); (f) Unfair Competition Prevention Act (Act No. 47 of 1993); (g) Act on Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007); and (h) Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999), and other applicable Law relating to money laundering and terrorist financing.

“Sponsor” means Chenghe Investment I Limited, a Cayman Islands exempted company.

“Sponsor Support Agreement” means that certain support agreement, dated as of the date hereof, by and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended or modified from time to time.

“Squeeze Out” has the meaning given to it in Section 2.7.

“Stock Exchange” means the New York Stock Exchange or the Nasdaq Stock Market.

“Subscription Factor” means a number resulting from dividing (x) the result of the quantity of the Base Equity Value divided by US$10.00, by (y) the Aggregate Fully Diluted Company Shares as at the time of calculation.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Taiwan” means the Republic of China.

“Taiwan DIR Approval” means any and all authorizations, permits or clearances from the Department of Investment Review, the Ministry of Economic Affairs of Taiwan, under the Taiwan Statute For Investment By Foreign Nationals that are required in connection with this Agreement, the Company Restructuring Documents, the Merger, the FST Restructuring and the consummation of the Merger or the FST Restructuring, as applicable, and the other transactions contemplated hereunder and the issuance and delivery of CayCo Ordinary Shares, including the Phase I DIR Approval and the Phase II DIR Approval.

“Taiwan Public Company” means a Taiwan public reporting company that has issued its stock and/or shares in accordance with the Securities and Exchange Act of Taiwan.

“Taiwan Stock Market” means the Emerging Stock Market of the Taipei Exchange of Taiwan.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital share, capital stock, capital gain, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, surcharges, penalty, or addition thereto.

“Termination Fee” has the meaning specified in Section 10.6(a).

“Third-Area Company” means any company incorporated in any “third area” outside of the PRC or Taiwan.

“Third Party Consent” has the meaning specified in Section 7.25.

“Title IV Plan” has the meaning specified in Section 5.13(c).

“Top Customers” has the meaning specified in Section 5.26(a).

“Top Vendors” has the meaning specified in Section 5.26(a).

“Transaction Agreements” means this Agreement, the Ancillary Agreements, the Subscription Agreements, the Nondisclosure Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Agreements.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“Unaudited SPAC Financial Statements” has the meaning specified in Section 6.6(d).

“Unpaid Company Expenses” has the meaning specified in Section 4.3(a)(i).

“Unpaid SPAC Expenses” has the meaning specified in Section 4.3(a)(ii).

“Unpaid Transaction Expenses” has the meaning specified in Section 4.3(a)(ii).

“W&C” has the meaning specified in Section 10.18.

“W&C Privileged Communications” has the meaning specified in Section 10.18.

“W&C Waiving Parties” has the meaning specified in Section 10.18.

“W&C WP Group” has the meaning specified in Section 10.18.

“Warrant Agreement” means the Warrant Agreement, dated as of January 24, 2022, between SPAC and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

1.2.          Construction.

(a)            Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and references to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”; (vii) the phrase “made available” or “delivered” by the Company Parties to SPAC, when used in reference to a document, shall mean that the document was made available for viewing in the “SPAC_CHENGHE” electronic data room (the “Data Room”) hosted by Dropbox at least two (2) Business Days prior to the date of this Agreement; and (viii) the terms “ordinary course” or “ordinary course of business” shall mean “ordinary course of business consistent with past practice.”

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

1.3.          Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge, and the knowledge that each such individual would have reasonably obtained after making due and appropriate inquiry with respect to the particular matter in question of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” (as opposed to imputed or constructive knowledge) of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
FST Restructuring

2.1.          FST Restructuring.

(a)            The Company Parties agree that the Company Restructuring Documents shall provide that at the FST Restructuring Closing, CayCo shall issue and allot to each Company Shareholder (other than the Remaining Company Shareholders) (the “Company Shareholders Subscription”), in respect of each Company Share owned by such person, a number of CayCo Ordinary Shares that is no more than the Subscription Factor (all such CayCo Ordinary Shares to be issued, the “CayCo Subscription Shares”) and the aggregate number of such Company Subscription Shares shall be equal to the product of (x) the total number of Company Shares owned by the Company Shareholders who have signed the Company Restructuring Documents and (y) the Subscription Factor.

(b)            No later than five (5) Business Days prior to the Closing Date, the Company Parties shall prepare and deliver to SPAC (i) a pro forma and fully diluted capitalization table of CayCo (the “CayCo Cap Table”) as at the Closing Date and (ii) a spreadsheet, including all calculation and information relevant to effect the Company Shareholders Subscription (the “Closing Calculation”), including the Subscription Factor and the amount and allocation of the CayCo Subscription Shares to the relevant Company Shareholders (other than the Remaining Company Shareholders). SPAC shall be entitled to rely conclusively on such information and calculation for any purpose hereunder.

(c)            The closing of the FST Restructuring (the “FST Restructuring Closing”) shall take place one (1) Business Day before the Closing Date or such other time and place as SPAC and the Company may mutually agree.

2.2.          Governing Documents of the Company. At the FST Restructuring Closing, the Company shall adopt the articles of incorporation in a form that is reasonably satisfactory to SPAC and the Company, until thereafter amended in accordance with the terms thereof and the Taiwan Company Act.

2.3.          Directors, Supervisors and Officers of the Company. At the FST Restructuring Closing, subject to the terms of the Company’s respective Governing Documents effective as of the FST Restructuring Closing, the Company shall take all such action within its power as may be necessary or appropriate to complete the appointment of the directors, supervisors and officers of the Company that are reasonably satisfactory to SPAC and the Company.

2.4.          Termination of Certain Agreements. The Company and the Company Shareholders hereby agree and the Company Restructuring Documents shall provide that, effective at the FST Restructuring Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders, if any, with respect to the Company or its shares shall automatically, and without any further action by any of the Parties, be terminated in full and become null and void and of no further force and effect, with no liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the transactions contemplated by this Agreement, the Company Restructuring Documents and the Transaction Agreements, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement, the Company Restructuring Documents and the Transaction Agreements.

2.5.          Initial CayCo Shares. At the FST Restructuring Closing and immediately following the issuance of one (1) or more CayCo Ordinary Shares to the relevant Company Shareholders (other than the Remaining Company Shareholders), the Initial CayCo Shareholder shall surrender all of its CayCo Ordinary Shares and any other shares of CayCo that were issued and outstanding immediately prior to the Merger Effective Time for no consideration to CayCo and all such shares of CayCo shall be cancelled by CayCo. Immediately after such cancellation, CayCo shall ensure that the only issued and outstanding shares of CayCo shall consist of the CayCo Subscription Shares.

2.6.          FST Withdrawal.

(a)            No later than five (5) calendar days after the Company Shareholder Approval is obtained, the Company shall have applied for de-registration from the Taiwan Stock Market in accordance with the Governing Documents of the Company and applicable Law.

(b)            After the filing of the Registration Statement with the SEC, the Parties shall further agree on the appropriate timing for the Company to file an application to the Financial Supervisory Commission of Taiwan to terminate its Taiwan Public Company status in accordance with the Governing Documents of the Company and applicable Law, whereupon the Company shall forthwith file such application ((a) and (b) collectively, the “FST Withdrawal”), but in no event later than twenty (20) calendar days after the receipt of the first batch of comments from the SEC.

2.7.          Squeeze Out. As soon as practicable and to the extent legally feasible under applicable Laws after the Closing, the Company shall use reasonable best efforts to enter into and consummate (a) a transaction with CayCo for CayCo to acquire the Company Shares owned by the Remaining Company Shareholders, or (b) other alternative transactions to be agreed by Sponsor and the Company (the “Squeeze Out”) in accordance with the Governing Documents of the Company and applicable Law.

2.8.          Taking of Necessary Action; Further Action. If, at any time after the FST Restructuring Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Company Restructuring Documents, the officers and directors or members, as applicable (or their designees) of the Company, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
Merger

3.1.          Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC in accordance with Part XVI of the Cayman Companies Act, with SPAC being the surviving company and as a direct, wholly owned Subsidiary of CayCo.

(b)            Upon consummation of the Merger and at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the Register of Companies in the Cayman Islands, and SPAC, as the surviving company of the Merger (also referred to herein as the “Merger Surviving Company”), shall continue its corporate existence under the Laws of the Cayman Islands.

3.2.          Merger Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date which is three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as SPAC and the Company may mutually agree.

3.3.          Merger Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, on the date of the Closing, SPAC and Merger Sub shall file a plan of merger (the “Plan of Merger”) in substantially the form attached as Exhibit D hereto and other documents required under the Cayman Companies Act to effect the Merger with Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided by Section 233 of the Cayman Companies Act. The Merger shall become effective on the date the Plan of Merger is registered by the Cayman Registrar or at such later time or on such later date as may be agreed by SPAC and the Company in writing and, in either case, as specified in the Plan of Merger in accordance with the Cayman Companies Act (the “Merger Effective Time”).

3.4.          Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of SPAC and Merger Sub shall vest in the Merger Surviving Company, and the Merger Surviving Company shall be liable for and subject in the same manner as SPAC and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of SPAC and Merger Sub in accordance with the Cayman Companies Act.

3.5.          Governing Documents of Merger Surviving Company. At and after the Merger Effective Time, in accordance with the Plan of Merger, the Merger Surviving Company shall adopt the second amended and restated memorandum and articles of association in a form that is reasonably satisfactory to SPAC and the Company, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

3.6.          Directors and Officers of Merger Surviving Company. At and after the Merger Effective Time, the directors and officers of Merger Sub and SPAC, respectively, as of immediately prior to the Merger Effective Time, shall cease to hold office and the initial directors and officers of the Merger Surviving Company shall be appointed as determined by the Company and SPAC, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the Merger Surviving Company effective as of the Merger Effective Time.

3.7.          Effects of the Merger on the Share Capital of SPAC and Merger Sub.

(a)            At the Merger Effective Time, and in the case of sub-paragraph (ii), immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub or any holder of SPAC Securities:

(i)            each SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached, and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be adjusted in accordance with the applicable terms of this Section 3.7(a)(i);

(ii)            each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one (1) SPAC Class A Ordinary Share in accordance with the terms of the SPAC Articles (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares;

(iii)            each SPAC Class A Ordinary Share (which, for the avoidance of doubt, includes the SPAC Class A Ordinary Shares (A) issued in connection with the SPAC Class B Conversion and (B) held as a result of the unit separation as set out in Section 3.7(a)(i)) that is issued and outstanding (other than the SPAC Dissenting Shares) shall be cancelled in exchange for the right to receive one (1) CayCo Ordinary Share; provided, that, in the event there is any issuance of equity securities by CayCo between the FST Restructuring Closing and the Merger Effective Time, such right shall include the right to receive such additional number of CayCo Ordinary Shares as necessary to ensure that the percentage allocation of CayCo Ordinary Shares to all SPAC Class A Ordinary Shares (as converted) would be no less than the percentage that would have been allocated thereto as if there were no such interim issuance (the aggregate number of CayCo Ordinary Shares thus issued to all holders of SPAC Class A Ordinary Shares (other than the holders of the SPAC Dissenting Shares) in connection with the Merger is referred to herein as the “SPAC Exchange Shares”). All SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of SPAC Class A Ordinary Shares (other than the SPAC Dissenting Shares) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 3.7(a)(iii);

(iv)            each SPAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 4.9 and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.9; and

(v)            each SPAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a CayCo Warrant, which shall be on the same terms and conditions as the applicable SPAC Warrant (all CayCo Warrants issued to all holders of SPAC Warrants in connection with the Merger is referred to herein as the “SPAC Exchange Warrants”). CayCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservations for so long as any of the SPAC Exchange Warrants remain outstanding, a sufficient number of CayCo Ordinary Shares for delivery upon the exercise of such SPAC Exchange Warrants. All SPAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of SPAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.7(a)(v).

(b)            At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, the Company, Merger Sub or any holder of SPAC Securities, each ordinary share of Merger Sub, par value US$0.0001 per share, issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the Merger Surviving Company. Such ordinary share(s) of the Merger Surviving Company shall constitute the only issued and outstanding share capital of the Merger Surviving Company upon the Merger Effective Time.

3.8.          Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Merger Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Merger Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
Closing

4.1.          Closing.

(a)            Subject to the terms and conditions of this Agreement, the Closing shall be conditional upon the FST Restructuring Closing. The date of the Closing shall be referred to herein as the “Closing Date.”

(b)            In accordance with the terms and subject to the conditions of this Agreement, the Closing shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing.

4.2.          Closing Deliverables(a)      .

(a)           At the Closing, the Company Parties will deliver, or cause to be delivered:

(i)            to SPAC, a certificate signed by an executive officer of the Company and CayCo, dated as of the date of Closing, certifying that the conditions specified in Section 8.2 have been fulfilled;

(ii)           to the Exchange Agent, pursuant to Section 4.4, (i) the SPAC Exchange Shares and SPAC Exchange Warrants and (ii) the CayCo Subscription Shares;

(iii)          to SPAC, evidence that the Affiliate Agreements set forth on Section 7.23 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to, or obligation of, SPAC or the Group;

(iv)          to SPAC, a certified true copy of the register of members of CayCo as of the FST Restructuring Closing reflecting the CayCo Cap Table;

(v)           to SPAC, all of the Company Restructuring Documents, duly executed by CayCo, the Company and the relevant Company Shareholders other than the Remaining Company Shareholders;

(vi)          to SPAC, the Investor Rights Agreement, duly executed by CayCo, the Company and each Company Shareholder set forth on Section 4.2 of the Company Disclosure Letter;

(vii)         to SPAC, the Lock-Up Agreement, duly executed by the Company Holders; and

(viii)        to SPAC, the appointment documents of all of the directors and officers as the initial directors and officers, respectively, of CayCo after the Merger Effective Time, in accordance with the provisions of Section 7.13), effective as of the Merger Effective Time.

(b)           At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i)            a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that, the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii)           the Investor Rights Agreement, duly executed by duly authorized representatives of SPAC and the Sponsor; and

(iii)          the Lock-Up Agreement, duly executed by duly authorized representatives of the Sponsor.

4.3.          Closing Statements.

(a)            No sooner than five (5) or later than two (2) Business Days prior to the Closing Date:

(i)            the Company Parties shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Certificate”) setting forth a statement of (i) the aggregate accrued and unpaid Company Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid Company Expenses”) and (ii) the FST Restructuring Expenses, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee.

(ii)           SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Certificate, the “Closing Statements”), setting forth the aggregate accrued and unpaid SPAC Transaction Expenses as of immediately prior to the Merger Effective Time (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Trustee, the certified Taxpayer Identification Numbers, of each payee.

(b)            On the Closing Date, concurrently with the Merger Effective Time, all Unpaid Transaction Expenses shall be paid in full, and in furtherance of the foregoing, the Parties agree that the Parties shall use their reasonable best efforts to cause the Trustee to pay by wire transfer of immediately available funds from the Trust Account, the Unpaid Transaction Expenses set forth on the Closing Statements pursuant to Section 7.16. For the avoidance of doubt, the Company shall be solely responsible and pay for the FST Restructuring Expenses prior to and after the Closing. If the Closing shall occur, any payment of the Unpaid Transaction Expenses from the proceeds of the Trust Account shall take priority over any payment of the FST Restructuring Expenses.

(c)            Each of the Company Parties and SPAC shall (i) provide the other Parties hereto and their respective Representatives with reasonable access to the relevant books, records and finance personnel of such party to enable the other Parties hereto and their respective Representatives to review and analyze the amounts set forth on the Closing Statements, and (ii) make such amendments to the Closing Statements as the Parties may mutually and in good faith agree.

4.4.          Delivery of CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants.

(a)            Following the date hereof and prior to the Closing Date, CayCo shall appoint Continental Stock Transfer & Trust Company as an exchange agent (the “Exchange Agent”) to act as the exchange agent in connection with the Merger and the FST Restructuring, and, if required by the Exchange Agent, enter into an exchange agent agreement (in a form and substance that is reasonably acceptable to SPAC and the Company) in order for, among other things, the Exchange Agent to make the distributions contemplated by Section 2.1 and this Section 4.4.

(b)            At least two (2) Business Days prior to the Merger Effective Time, CayCo shall send, or shall cause the Exchange Agent to send, to each holder of SPAC Class A Ordinary Shares (other than SPAC Dissenting Shareholders) and the Company Shareholders (other than the Remaining Company Shareholders) instructions and/or any documents as may be reasonably required for the delivery of the CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants in accordance with this Section 4.4(b), and SPAC shall deliver, or cause each such holder of SPAC Class A Shares and Company Shareholders to deliver, to the Exchange Agent, such information and/or documents (including, if necessary or appropriate, a letter of transmittal) reasonably requested by the Exchange Agent, for the purpose of updating the register of members of CayCo to reflect such delivery of the CayCo Subscription Shares, SPAC Exchange Shares and SPAC Exchange Warrants to such holder of SPAC Class A Shares and Company Shareholders in accordance with this Section 4.4(b).

(c)            Immediately prior to or at the Merger Effective Time, CayCo shall deposit, or cause to be deposited, with the Exchange Agent: (i) evidence in book-entry form of CayCo Ordinary Shares representing the number of CayCo Ordinary Shares required to be issued or already issued (as applicable) to (A) the holders of SPAC Class A Ordinary Shares (other than SPAC Dissenting Shareholders) in connection with the Merger as the SPAC Exchange Shares under Section 3.7(a)(iii), and (B) the Company Shareholders (other than the Remaining Company Shareholders) in connection with the Company Shareholders Subscription under Section 2.1 and (ii) the SPAC Exchange Warrants.

(d)            At the Merger Effective Time, CayCo shall (i) instruct the Exchange Agent to deliver to (x) such holder the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, to which such holder is entitled pursuant to Section 3.7(a)(iii), and in exchange any outstanding SPAC Class A Ordinary Shares or SPAC Warrants shall be cancelled as a result of the Merger, without any further action by any Party; and (y) the Company Shareholders (other than the Remaining Company Shareholders) the CayCo Subscription Shares deposited with the Exchange Agent pursuant to Section 4.4(c); and (ii) update its register of members in accordance with this Section 4.4(d).

(e)            At and after the Merger Effective Time, any certificate(s) representing SPAC Class A Ordinary Shares (other than SPAC Dissenting Shares) or SPAC Warrants shall be deemed to evidence such holder’s right to receive its respective portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares or SPAC Warrants shall have been converted by the Merger. From and after the Merger Effective Time, all previous holders of SPAC Class A Ordinary Shares or SPAC Warrants shall cease to have any rights as shareholders or equityholders of SPAC other than the right to receive such holder’s respective portion of the SPAC Exchange Shares or the SPAC Exchange Warrants, as applicable, into which such SPAC Class A Ordinary Shares and SPAC Warrants have been converted pursuant to this Agreement, without interest, or, in the case of SPAC Dissenting Shareholders, the right to receive the applicable payment as set forth in this Section 4.4.

(f)            Promptly following the date that is one (1) year after the Merger Effective Time, CayCo shall instruct the Exchange Agent to deliver to CayCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the CayCo Subscription Shares, the SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, that remains unclaimed shall be returned to CayCo, and any Person that was a Company Shareholder or a holder of SPAC Class A Ordinary Shares or SPAC Warrants as of immediately prior to the Merger Effective Time that has not received its portion of the CayCo Subscription Shares or exchanged SPAC Class A Ordinary Shares or SPAC Warrants for an applicable portion of the SPAC Exchange Shares or SPAC Exchange Warrants, as the case may be, in accordance with this Section 4.4 prior to the date that is one (1) year after the Merger Effective Time, may transfer such CayCo Subscription Shares, SPAC Class A Ordinary Shares or SPAC Warrants to CayCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and CayCo shall promptly deliver, such applicable portion of the CayCo Subscription Shares, SPAC Exchange Shares or SPAC Exchange Warrants without any interest thereupon. None of SPAC or the Company Parties or the Exchange Agent shall be liable to any Person in respect of any of the CayCo Subscription Shares, SPAC Exchange Shares or SPAC Exchange Warrants delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares or warrants shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of CayCo, free and clear of all claims or interest of any Person previously entitled thereto.

4.5.          Directors and Officers. At and after the Merger Effective Time, the Persons identified as the initial directors and officers of CayCo after the Merger Effective Time, in accordance with the provisions of Section 7.13, shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 4.5 of the Company Disclosure Letter), respectively, of CayCo, each to hold office in accordance with the Governing Documents of CayCo, effective as of the Merger Effective Time.

4.6.          CayCo Governing Documents. Immediately prior to the FST Restructuring Closing, CayCo shall adopt the amended and restated memorandum and articles of association in substantially the form attached as Exhibit E hereto, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

4.7.          Certain Adjustments. The number of CayCo Ordinary Shares that each Person is entitled to receive as a result of the Merger or the FST Restructuring and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any share subdivision, reverse share subdivision, share consolidation, share dividend or distribution (including any dividend or distribution of securities convertible into CayCo Ordinary Shares, as applicable), extraordinary cash dividend, reorganization, recapitalization, reclassification, exchange of shares or other like change with respect to the Company Shares, SPAC Ordinary Shares or CayCo Ordinary Shares, as applicable, occurring during the date of this Agreement and the Closing Date.

4.8.          Fractional Shares. Notwithstanding anything in this Agreement, no fraction of a CayCo Ordinary Share shall be issued by virtue of the Merger or the FST Restructuring, and any Person who would otherwise be entitled to a fraction of a CayCo Ordinary Share (after aggregating all fractional CayCo Ordinary Shares that otherwise would be received by such Person) shall receive from CayCo, in lieu of such fractional share: (i) one (1) CayCo Ordinary Share if the aggregate amount of fractional CayCo Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no CayCo Ordinary Share if the aggregate amount of fractional CayCo Ordinary Shares such Person would otherwise be entitled to is less than 0.50.

4.9.          SPAC Dissenter’s Right.

(a)            Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Companies Act, all SPAC Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any Person who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, in accordance with Section 238 of the Cayman Companies Act (the “SPAC Dissenting Shares” and holders of SPAC Dissenting Shares being referred to as “SPAC Dissenting Shareholders”) shall be cancelled and cease to exist at the Merger Effective Time, shall not be entitled to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) and shall instead be entitled to receive only the payment of the fair value of such SPAC Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Companies Act.

(b)            For the avoidance of doubt, all SPAC Ordinary Shares held by SPAC Dissenting Shareholders who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Act shall thereupon (i) not be deemed to be SPAC Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the Merger Effective Time, the right to receive the applicable SPAC Exchange Shares under Section 3.7(a)(iii) in the manner provided in Section 4.4.

(c)            SPAC shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal under Section 238 of the Cayman Companies Act received by SPAC, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Companies Act and received by SPAC relating to the exercise of any rights to dissent from the Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)            In the event that any written notice of objection to the Merger is served on SPAC by any SPAC Shareholder pursuant to Section 238(2) of the Cayman Companies Act, SPAC shall give written notice of the authorization of the Merger to each such SPAC Shareholder within twenty (20) calendar days of obtaining the SPAC Shareholder Approval, pursuant to and in accordance with Section 238(4) of the Cayman Companies Act.

4.10.        Withholding. Notwithstanding any other provision to this Agreement, CayCo, SPAC, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by CayCo, SPAC, Merger Sub, the Company, or the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. To the extent any Party hereto becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such party shall use commercially reasonable efforts to notify the other Parties hereto at least five (5) days prior to the date of the relevant payment, and the Parties hereto shall reasonably cooperate to obtain any certificates or other documentation required in respect of such deduction or withholding obligation and to reduce or eliminate any applicable deduction or withholding.

4.11.        Tax Treatment. The Parties intend that, for United States federal income tax purposes, (a) the FST Restructuring, together with the Merger, qualifies as a transfer of property described in Section 351 of the Code and Treasury Regulations thereunder, and/or the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and the Treasury Regulations (as defined below) promulgated thereunder, (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) this Agreement is, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Transactions and the FST Restructuring to fail to qualify for the Intended Tax Treatment. The Transactions and the FST Restructuring shall be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Governmental Authority. The Parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Transactions and the FST Restructuring in accordance with the Intended Tax Treatment, including providing customary representation letters.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, CayCo AND Merger Sub

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article V), each of the Company Parties represents and warrants to SPAC as of the date of this Agreement and as of the Closing Date as follows:

5.1.          Company Organization. The Company is a company limited by shares that has been duly incorporated, formed or organized, and is validly existing under the Laws of Taiwan, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof and the Closing Date, true, correct and complete, and the Company is not in breach or violation of any of the provisions contained in its Governing Documents. The Company has timely filed all requisite annual reports in accordance with applicable Laws. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Group. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

5.2.          Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of each of the Company’s Subsidiaries have been previously made available to SPAC by or on behalf of the Company, such Governing Documents are in full force and effect as of the date hereof and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing is not a Company Material Adverse Effect.

5.3.          CayCo and Merger Sub.

(a)            Each of CayCo and Merger Sub is an exempted company limited by shares that has been duly incorporated, and is validly existing and in good standing under the Laws of the Cayman Islands. Each of CayCo and Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Governing Documents of CayCo and Merger Sub, in each case, as amended to the date of this Agreement and as previously made available by or on behalf of the Company, to SPAC, are in full force and effect as of the date hereof (with respect to the Governing Documents of CayCo and Merger Sub), and the Closing Date, true, correct and complete. Each of CayCo and Merger Sub is not in violation of any of the provisions of its Governing Documents.

(b)            Each of CayCo and Merger Sub is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CayCo and Merger Sub (as the case may be) to consummate the Transactions and the FST Restructuring.

(c)            Each of CayCo and Merger Sub has no assets or operations and has not incurred any liabilities or obligations of any nature, and has not carried on any business activities or operations other than those in connection with the transactions contemplated hereby. Each of CayCo and Merger Sub was incorporated solely for the purpose of engaging in the transactions contemplated hereby and activities incidental thereto. All of the issued shares of Merger Sub are held directly by CayCo. As of the date hereof, all issued and outstanding shares of CayCo are owned by the Initial CayCo Shareholder, free and clear of all Liens (other than Permitted Liens).

(d)            Each of CayCo and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the Transactions and the FST Restructuring, and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions and the FST Restructuring and thereby have been duly and validly authorized and approved by the board of directors and shareholder of CayCo, and by CayCo as the sole shareholder of Merger Sub. No other corporate proceeding on the part of CayCo or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of CayCo and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other Parties thereto, a legal, valid and binding obligation of each of CayCo and Merger Sub, enforceable against CayCo and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(e)            Neither CayCo nor Merger Sub is a PRC Investor.

5.4.          Due Authorization.

(a)            Each of the Company Parties has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.6) to consummate the Transactions and the FST Restructuring, and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company Parties are parties contemplated hereby and the consummation of the Transactions and the FST Restructuring have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company Parties is necessary to authorize this Agreement and the other documents to which the Company Parties are parties contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of the Company Parties, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and on or prior to the Closing, the other documents to which each of the Company Parties is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other Parties thereto, a legal, valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            On or prior to the date of this Agreement, the board of directors of each of the Company Parties has duly adopted resolutions (i) determining that this Agreement, the Ancillary Agreements, the Company Restructuring Documents, the Transactions and the FST Restructuring are advisable and fair to, and in the best interests of, each of the Company Parties and the Company Shareholders and (ii) authorizing and approving the execution, delivery and performance by the Company Parties of this Agreement, the Ancillary Agreements, the Company Restructuring Documents, the Transactions and the FST Restructuring. Certified copies of the resolutions described in this Section 5.4(b) have been provided to SPAC prior to the execution and delivery of this Agreement by the Company Parties. No other corporate action is required on the part of the Company or any of the Company Shareholders to enter into this Agreement or the documents to which each of the Company Parties are party contemplated hereby or to approve the Transactions and the FST Restructuring other than the Company Shareholder Approvals.

5.5.          No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 5.6 and except as set forth on Section 5.5 of the Company Disclosure Letter, the execution and delivery by the Company Parties, as applicable, of this Agreement and the documents to which the Company Parties are parties contemplated hereby and the consummation of the Transactions and the FST Restructuring do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company Parties, as applicable; (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law (including (i) any Personal Information Laws and Policies, (ii) any Laws relating to the Company for being a Taiwan Public Company including but not limited to the Taiwan Securities and Exchange Act and any regulations promulgated thereunder, and (iii) any Laws relating to PRC Investment Restriction), Permit or Governmental Order applicable to the Group, CayCo or Merger Sub; (c) violate or conflict with any provision of, or result in the breach of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Privacy Policy or Contract of the type described in Section 5.12(a) to which any of the Group, CayCo or Merger Sub is a party or by which the Group, CayCo or Merger Sub may be bound, or terminate or result in the termination of any such foregoing Contract; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Group, CayCo or Merger Sub except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Parties to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Group.

5.6.          Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing (including, without limitation, the PRC Investment Approval) with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of each of the Company Parties, as applicable, with respect to the execution or delivery of this Agreement or the consummation of the Transactions and the FST Restructuring, except for: (i) the Taiwan DIR Approval; (ii) the approval from Taipei Exchange of Taiwan to de-register the Company’s trading on the Taiwan Stock Market; (iii) the approval from the Securities and Futures Bureau of the Financial Supervisory Commission of Taiwan to terminate the Company’s Taiwan Public Company status; and (iv) the filing of the Plan of Merger and related documentation and the amended and restated memorandum and articles of association of CayCo with the Cayman Registrar in accordance with the Cayman Companies Act.

5.7.          Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized share capital of the Company is NT$1,000,000,000, consisting of 100,000,000 common shares, each with a par value of NT$10 per share (the “Company Common Shares”) among which 54,554,395 common shares are issued and outstanding as of the execution of this Agreement and a capitalization table of the Company as of the date of this Agreement is set forth in Exhibit C. All of the issued and outstanding Company Common Shares: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.  The Company Common Shares held by directors of the Company are free and clear of any Liens other than Permitted Liens.

(b)            As of the date of this Agreement and Closing Date, the Group does not have any employee incentive plan and no Options are issued or outstanding.

(c)            Except as set forth in Section 5.7(a), there are (i) no outstanding shares of capital share or share capital of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the share capital of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, preemptive rights, Contracts, agreements, arrangements, voting trusts, proxies, understandings or other commitments of any kind for the purchase or issuance of Securities, (vi) no “phantom shares” or similar obligations of the Company, (vii) no Contracts requiring the Company to acquire any equity interest of any other Person, and (viii) no other obligations by the Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(d)            Each holder or beneficial owner of the Securities has complied with all applicable Laws and have acquired other necessary Permits by Governmental Authority for their investment into or holding such Securities.

5.8.          Financial Statements.

(a)            Attached as Section 5.8(a) of the Company Disclosure Letter are the true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Group as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s reports thereon (the “Audited Financial Statements”); and true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Group as of and for the nine (9)-month period ended September 30, 2023 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)            When delivered pursuant to Section 7.5, the Audited Financial Statements and the Interim Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Group, as at the respective dates thereof, and the consolidated results of its operations, its consolidated incomes, its consolidated changes in shareholders’ equity (with respect to the Audited Financial Statements only) and its consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes), (ii) except for the Interim Financial Statements, were prepared in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Group, (iv) except for the Interim Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.5, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof, and (v) except as expressly disclosed in the Financial Statements, are not affected to a material extent by any unusual, exceptional or non-recurring items that would or might make the financial position or results of operations of the Group as disclosed in such Financial Statements misleading or deceptive.

(c)            The Group maintains a system of internal accounting controls sufficient in all respects to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Neither the Group (including any employee thereof) nor any independent auditor of the Group has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group, (y) any fraud, whether or not material, that involves the Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Group or (z) any claim or allegation regarding any of the foregoing.

(d)            The Group is not a party to, and does not have any commitment to become a party to, any material off-balance sheet partnership or any similar Contract or arrangement, including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

5.9.          Undisclosed Liabilities. Except as disclosed in Section 5.9 of the Company Disclosure Letter, there is no other liability, debt or obligation of or claim or judgment against, the Group, CayCo and Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company or (c) that will be discharged or paid off prior to or at the Closing. There is no outstanding guarantee, indemnity, encumbrance or comfort (whether or not legally binding) given by the Company Parties to any person.

5.10.        Litigation and Proceedings. Except as disclosed in Section 5.10 of the Company Disclosure Letter, as of the date hereof: (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Group, CayCo or Merger Sub, or their respective properties or assets (including their respective Intellectual Property), or any of the directors (where the director is a corporate person, its corporate director representative) or key management officers of any of the Group, CayCo or Merger Sub in their capacity as such that individually or collectively would result in a Company Material Adverse Effect; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations, audits or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Group, CayCo or Merger Sub, or their respective properties or assets (including their respective Intellectual Property) by any Governmental Authority that individually or collectively would result in a Company Material Adverse Effect; and (c) there is no outstanding Governmental Order imposed upon the Group, CayCo or Merger Sub; nor are any properties or assets (including their respective Intellectual Property), or any of the directors (where the director is a corporate person, its corporate director representative) or key management officers of the Group or its businesses bound or subject to any Governmental Order that would result in a Company Material Adverse Effect.

5.11.        Legal Compliance.

(a)            Except as set forth on Section 5.11 of the Company Disclosure Letter, each of the Group, CayCo and Merger Sub is, and for the prior three (3) years has been, in compliance in all material respects with all applicable Laws, including (i) Laws related to the prevention of money laundering and economic sanctions, Personal Information Laws and Policies, (ii) Laws related to cross-border investment and foreign exchange and Laws related to cybersecurity and data privacy, and (iii) Laws relating to the Company for being a Taiwan Public Company, including but not limited to the Taiwan Securities and Exchange Act and any regulations promulgated thereunder, and the PRC Investment Restriction. The Group maintains a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Law. As of the date hereof and during the three (3) years preceding the date of this Agreement, neither the Group nor any of its key management officers or directors (where the director is a corporate person, its corporate director representative) thereof acting in such capacity, has received any written notice of, or been charged with, the violation of any Laws that individually would result in a Company Material Adverse Effect.

(b)            The Group, CayCo and Merger Sub (i) are, and have been for the past three  (3) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or legal proceedings against the Group related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Group nor any of its directors (where the director is a corporate person, its corporate director representative) or key management officers (i) is, or has during the past three (3) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.

5.12.        Contracts; No Defaults.

(a)            Section 5.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Group is a party or by which it is bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed in Section 5.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto:

(i)            any Contract with any of the Top Customers or the Top Vendors;

(ii)           each note, debenture, Contract or other evidence of Indebtedness of the Group, including any agreement or commitment for future loans, credit or financing, in each case, in excess of US$100,000;

(iii)          each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Group in the last five (5) years, in each case, involving payments in excess of US$100,000 other than Contracts in which the applicable acquisition or disposition has been consummated, and there are no liabilities of the Group remaining or obligations of the Group ongoing;

(iv)          each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract that provides for the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of US$50,000 in any calendar year;

(v)           each Contract involving the formation of a joint venture, partnership, strategic alliance or limited liability company;

(vi)          Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or equity incentive documents and Governing Documents) between the Group, on the one hand, and Affiliates of the Group, the officers and managers (or equivalents) of the Group, the members or shareholders of the Company, any employee of the Group or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii)         Contracts with each current employee or individual consultant or other individual service provider to the Group that provide annual base compensation (excluding bonus and other benefits) in excess of US$100,000;

(viii)        Contracts with any employee or consultant of the Group that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions or the FST Restructuring;

(ix)          any collective bargaining (or similar) agreement or Contract between the Group, on one hand, and any labor union, works council or other body representing employees of the Group, on the other hand;

(x)           each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to use of Intellectual Property by or of the Group and material to the business of the Group (other than nonexclusive licenses (A) to use unmodified, commercially available off-the-shelf software that does not include negotiated terms and have a replacement cost and annual license fee of less than US$200,000 per each such Contract or (B) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts);

(xi)          Contracts containing covenants of the Group (A) prohibiting or limiting the right of the Group to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Group’s ability to conduct their business with any Person in any geographic area in any material respect;

(xii)         any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer or any product or service, (C) requires the purchase of all or a given portion of the Group’s requirements for products or services from any Person, or any other similar provision, or (D) grants to any Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Group in excess of US$200,000 in any calendar year;

(xiii)        Contracts granting to any Person (other than the Group) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Group or to purchase or acquire equity interests in the Group;

(xiv)        each of the arrangements and agreements described on Section 5.12(a)(xiii) of the Company Disclosure Letter, whether or not in written form (and if in written from, whether or not executed by the parties thereto as of the date of this Agreement);

(xv)         Contracts that (A) involve any capital commitment or capital expenditure of US$200,000 (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the Group more than one (1) year from the date hereof that, in each of the case of clauses (A) and (B), are not terminable by the Group without premium or penalty on notice of sixty (60) calendar days or less; and

(xvi)        any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xiv) of this Section 5.12(a).

(b)            All of the Contracts listed pursuant to Section 5.12(a) in the Company Disclosure Letter are (i) in full force and effect, (ii) represent the legal, valid and binding obligations of the Group and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, and (iii) except as set forth on Section 5.12(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has, as of the date of this Agreement, notified the Group in writing, or to the Company’s knowledge, verbally (i) that it will, or has threatened to terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement) or (ii) that it is, or to the knowledge of the Company, otherwise involved in or threatening a material dispute with the Group or its businesses. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Group, (x) the Group has performed in all material respects all of its obligations required to be performed by it to date under such Contracts listed pursuant to Section 5.12(a) and neither the Group, nor, to the knowledge of the Company, any other Party thereto is in material breach of or default under any such Contract, (y)  as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not received any written claim or notice of termination or material breach of or default under any such Contract, and (z) as of the date hereof and during the three (3) years preceding the date of this Agreement, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Group or, to the knowledge of the Company, any other Party thereto (in each case, with or without notice or lapse of time or both).

5.13.       Company Benefit Plans.

(a)            Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject thereto) and any other plan, policy, program or agreement (including any insurance policy, pension arrangement, provident fund, education fund, disability insurance, any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Group, or to which the Group is a party or has or may have any liability, and in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, a “Company Benefit Plan”) and separately denotes with an asterisk each Non-U.S. Plan. The Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)           Except as set forth on Section 5.13(b) of the Company Disclosure Letter: as of the date hereof and during the three (3) years preceding the date of this Agreement, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c)           No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous three (3) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)           With respect to each Company Benefit Plan, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)           No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Group for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Group from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Group (other than in accordance with the applicable Company Benefit Plan).

(f)            Except as set forth on Section 5.13(f) of the Company Disclosure Letter, the consummation of the Transactions and the FST Restructuring will not, either alone or in combination with another event (such as termination following the consummation of the Transactions and the FST Restructuring), (i) entitle any current or former employee, officer or other service provider of the Group to any severance pay or any other compensation or benefits payable or to be provided by the Group, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including in respect of Options) due any such employee, officer or other individual service provider by the Group, (iii) directly or indirectly cause the Group to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the consummation of the Transactions and the FST Restructuring. The consummation of the Transactions and the FST Restructuring will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Group. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or otherwise.

(g)            With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, as of the date hereof (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, which provides retirement benefits, is a defined contribution plan.

5.14.        Labor Relations; Employees.

(a)           Except as set forth on Section 5.12(a)(ix) of the Company Disclosure Letter, the Group is not or has never been a party to or bound by any collective bargaining agreement, or any similar agreement, Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing, and no such agreement is being or has been negotiated by the Group, and no other labor union, works council or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Group. To the knowledge of the Company, except for the Chiayi City Corporate Labor Union of Far East Machinery Co., Ltd., there has been no labor organization activity involving any employees of the Group. The Group is not and has never been a member of any employers’ association or organization. The Group has never had any threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Group or question concerning representation, by or with respect to any of the Group’s employees.

(b)           Except as set forth on Section 5.14(b) of the Company Disclosure Letter, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group is, and has been, in material compliance with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, occupational health and safety, wages and hours, overtime and overtime payment, working during rest days, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, notices to employees, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, social security (or similar) and housing allowance fund, and the Group is not engaged and has never been engaged in any unfair labor practice of any nature.

(c)            Except as set forth on Section 5.14(c) of the Company Disclosure Letter, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has never received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against it, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against it, (iii) notice of any charge or complaint with respect to or relating to it before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of it, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of clauses (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened.

(d)            To the knowledge of the Company, no employee of the Group with annual base salary in excess of US$150,000 or at the level of manager or director or higher intends to terminate his or her employment.

(e)            To the knowledge of the Company, no present or former employee, worker or independent contractor of the Group during the three (3) years preceding the date of this Agreement is in violation of (i) any term of any employment Contract, invention assignment agreement, patent disclosure agreement, restrictive covenants, including non-competition and non-solicitation, nondisclosure obligation or fiduciary duty to the Group, or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Group or (B) the knowledge or use of trade secrets or proprietary information.

(f)            As of the date hereof and during the three (3) years preceding the date of this Agreement, all payments due from the Group on account of wages or other compensation, and employee health and welfare insurance and other benefits, have been paid or accrued in all material respects in accordance with GAAP as a liability on the books of the Group.

(g)            As of the date hereof, the Group is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Group that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination by any employee or officer of the Group. To the knowledge of the Company, in the last three (3) years, no allegations of sexual or other harassment, sexual misconduct or discrimination have been made against any employee or officer of the Group.

(h)            As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws.

(i)            In the past three (3) years, the Group has not closed any site of employment, effectuated any group layoffs of employees, furloughs, employment terminations or implemented any early retirement, exit incentive or other group separation program, nor has the Group planned or announced any such action or program for the future, whether temporary or permanent.

(j)            In the past three (3) years, the Group has complied in all material respects with their respective obligations under applicable Law or any agreement with a labor union, works council or any other employee representative body to inform, consult with and/or obtain consent from any such entity. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement, with any such entity for the Company to enter into this Agreement or to consummate any of the Transactions and the FST Restructuring. The Group does not use any personnel under contract with manpower agencies.

5.15.        Taxes.

As of the date hereof and during the three (3) years preceding the date of this Agreement,

(a)            All Tax Returns required to be filed by or with respect to the Group have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate and all amounts of Taxes of the Group due and payable (whether or not shown on any Tax Return) have been timely paid. Any Taxes of the Group that are not yet due and payable have been properly accrued on the Financial Statements or, with respect to taxable periods not reflected on the Financial Statements, on the books and records of the Group, in each case, in accordance with GAAP.

(b)            The Group has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all respects with all applicable withholding and related reporting and record-keeping requirements. All members of the Group are registered for the purposes of sales Tax, use Tax, employment Taxes, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions, where it is required by Law to be so registered and has within the time and manner prescribed by applicable Law collected all such Taxes (and, for all sales that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt) and has timely remitted all Taxes collected to the appropriate taxing authority in accordance with applicable Laws.

(c)            No member of the Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(d)            There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Group.

(e)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against any member of the Group that remains unpaid.

(f)            There are no Tax audits or other examinations of any member of the Group presently in progress, nor has any member of the Group been notified of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of the Group.

(g)            No member of the Group has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(h)            No member of the Group is a party to or bound by any Tax indemnification or Tax sharing agreement.

(i)            No member of the Group (i) is liable for Taxes of any other Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) and (ii) has been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, other than a group the common parent of which was or is the Company.

(j)            No claim has been made by any Governmental Authority where the Group does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and, to Company’s knowledge, there is no basis for any such claim to be made.

(k)            The Group does not have a permanent establishment or a fixed place of business in any country other than the country of its organization, or is, or has been, subject to income Tax in a jurisdiction outside the country of its organization. Each member of the Group is, and has always been, tax residents solely in its country of incorporation.

(l)            No member of the Group will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law).

(m)            No member of the Group is a passive foreign investment company within the meaning of Section 1297 of the Code.

(n)            The Group (other than any Subsidiary created or organized in the United States or under the law of the United States or any of its States) is properly classified as a non-U.S. corporation for U.S. federal income Tax purposes and is not (i) a “surrogate foreign corporation” or a “expatriated entity” within the meaning of Section 7874 of the Code, (ii) a domestic corporation pursuant to Section 7874 of the Code or (iii) a stapled entity within the meaning of Section 269B of the Code.

(o)            There currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays or other Tax attributes of any member of the Group under any applicable law, and there are no limitations on Group’s ability to use such net operating losses, built-in-losses, capital losses, Tax credits, Tax holidays or other similar items under any applicable law.

(p)            No member of the Group has taken any action, nor, to the knowledge of the Company, are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Business Combination, the Transactions and the FST Restructuring.

(q)            As of the Closing Date, the Company Parties has paid to the Governmental Authority the applicable securities transaction tax on behalf of the Company Shareholders (other than the Remaining Company Shareholders) in connection with the FST Restructuring.

5.16.        Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions or the FST Restructuring based upon arrangements made by the Group or any of its Affiliates for which SPAC or the Group has any obligation.

5.17.        Insurance. Section 5.17 of the Company Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Group as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Group with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy.

5.18.        Permits.

(a)            The Group has, as of the date hereof and during the three (3) years preceding the date of this Agreement, obtained, and maintains, all Permits required to permit the Group to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Group as currently conducted. Each Permit held by the Group is valid, binding and in full force and effect and, to the knowledge of the Company, as of the date hereof and during the three (3) years preceding the date of this Agreement, there is no act, fact, or omission that may threaten the validity and/or result in the revocation, suspension, termination, modification, impairment, or non-renewal of any such Permit. To the knowledge of the Company, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group: (a) is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party and that would result in a Company Material Adverse Effect; (b) is not or has not been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; and (c) has not received any notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such material Permit, except to the extent such Permit may be amended, replaced or reissued as a result of and as necessary to reflect the Transactions or the FST Restructuring.

(b)            Section 5.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of Permits held by the Group.

5.19.        Equipment and Other Tangible Property.

(a)            The Group owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Group as owned by the Group, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

(b)            Section 5.19(b) of the Company Disclosure Letter contains a list of all Liens over the Group’s assets granted by the Group in favor of any Person (other than the Group) as of the date of this Agreement. True, correct and complete copies of security documents granting such Liens (“Company Security Documents”) as in effect as of the date hereof have previously been made available to SPAC. The Group has complied in all material respects with the terms of all Company Security Documents, and all such Company Security Documents are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such Company Security Documents any material existing default by the Group or, to the knowledge of the Company, any other Party thereto, or any event which with notice or lapse of time or both would constitute such a default, except for any such noncompliance, default or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

5.20.        Real Property.

(a)            Section 5.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)            The Group holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)            The Group’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)           The Group has delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, and agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property by or to the Group, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(iv)          The Group is in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not received any notice alleging any material default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a material default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases as of the date hereof and during the three (3) years preceding the date of this Agreement.

(v)            As of the date of this Agreement, no party, other than the Group and its employees, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi)           The Group has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)            As of the date hereof, the Group does not have any outstanding obligations and/or liabilities in relation to any real property or instrument related thereto that is not a Leased Real Property or a Real Property Lease.

(c)            As of the date hereof, the Group does not own any freehold property, land or other real property (“Owned Land”) except as disclosed in Section 5.20(c) of the Company Disclosure Letter (the two plots of land and buildings located in the industrial section of Touqiao section, Minxiong Township, Chiayi County on land number 0022-0000 which the Company intends to use as the site of its future factory expansion).

(d)            The development, construction and usage of construction projects and decoration projects (including construction or decoration of laboratories, research centers and other experimental facilities, etc.) owned or used by the Group as of the date hereof are conducted in material compliance with applicable Laws and all material Permits thereunder have been duly obtained in accordance with applicable Laws.

5.21.        Intellectual Property.

(a)            Section 5.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Group, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Group is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all material unregistered Intellectual Property owned or purported to be owned by the Group (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b)            Except as would not be expected to be material to the Group, the Group owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Group in substantially the same manner as such business has been operated during the twelve (12) months prior to the Closing Date.

(c)            Except as set forth on Section 5.21(c) of the Company Disclosure Letter, to the knowledge of the Company, the Group has not, within the three (3)  years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating, any Intellectual Property of any Person, and there is no Action pending to which the Group is a named party, or, to the knowledge of the Company, that is threatened in writing, alleging the Group’s infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property.

(d)            Except as set forth on Section 5.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement, (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Group has not sent to any Person within the three (3)  years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e)            The Group takes, and throughout the three (3)  years preceding the date of this Agreement has taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been in such period any unauthorized disclosure of or unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f)            No IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routine that permits unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Group or customers or partners of the Group.

(g)            The Group’s use, distribution and conveyance of (i) software included in the Company Intellectual Property, and (ii) Open Source Materials, if any, is in each case in material compliance with all Open Source Licenses applicable thereto. The Group has not used, incorporated, linked, called, modified, combined, been distributed with or derived from, or has not embedded in it any Open Source Materials in any manner that requires or purports to require any Company Intellectual Property to be subject to the terms of any Copyleft License. No Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property, and the Group has not disclosed, made available or provided to any Person or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Group that have confidentiality obligations to the Group with respect to same.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the business of the Group, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Group’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Group in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority was received by or for the Group or used in the development of any Company Intellectual Property. No Governmental Authority nor any military, university, college, other academic institution or research center owns, purports to own, has any other rights in or to, or any option to obtain any rights in or to, any Company Intellectual Property.

(i)            Each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to the Group all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. As of the date hereof, no such Person is in violation of any such agreement.

5.22.        Privacy and Cybersecurity.

(a)            Except as set forth on Section 5.22(a) of the Company Disclosure Letter, the Group maintains appropriate, and is in material compliance with, as applicable, and during the three (3) years preceding the date of this Agreement has maintained appropriate, and been in material compliance with, as applicable, (i) all applicable Laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Group’s policies (the “Privacy Policies”), and (iii) the Group’s contractual obligations, in each case, concerning cybersecurity, Personal Information (and the collection, processing, storage, use, disclosure, retention, disposal, transfer and/or protection of same (collectively, “Processing”)), data privacy and security and the security of the IT Systems (collectively, clauses (i)-(iii), “Personal Information Laws and Policies”). During the three (3) years preceding the date of this Agreement, there are no Actions by any Person (including any Governmental Authority) pending to which the Group is a named party or threatened in writing against the Group alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Group. The Group has not received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies.

(b)            The IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) for the purposes of the business of the Group as currently conducted. During the three (3)  years preceding the date of this Agreement (i) there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data processed thereby), or any other incident that caused any disruption to or interruption in or to the use of such IT Systems or the conduct of the business of the Group other than those that were resolved without material cost, liability or the duty to notify any Person. The Group takes, and during the three (3) years preceding the date of this Agreement has taken, commercially reasonable, appropriate and legally compliant measures designed to protect confidential, sensitive or Personal Information processed by the Group against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Group has timely and reasonably remediated and addressed any and all material audit findings related to the IT Systems. As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has not (A) experienced any incident in which such information or any other proprietary information was stolen, lost or improperly accessed, destructed without authorization, processed, modified or disclosed, including in connection with a breach of security, or (B) received any written notice or complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint or Action been threatened in writing against the Group, except where such incident or complaint does not result in a Company Material Adverse Effect.

5.23.        Environmental Matters.

(a)            As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group is and, except for matters which have been fully resolved, has been in material compliance with all Environmental Laws.

(b)            As of the date hereof and during the three (3) years preceding the date of this Agreement, there has been no material release of any Hazardous Materials by the Group (i) at, in, on or under any Leased Real Property or in connection with the Group’s operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Group owned or leased such property or at any other location where Hazardous Materials generated by the Group have been transported to, sent, placed or disposed of.

(c)            As of the date hereof, except as set forth on Section 5.23(c) of the Company Disclosure Letter, the Group is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Group or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)            As of the date hereof, no material legal proceeding is pending or, to the knowledge of the Company, threatened with respect to the Group’s compliance with or liability under Environmental Laws that would result in a Company Material Adverse Effect, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a legal proceeding.

(e)            The Company has made available to SPAC all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Group with, or liability of the Group under, Environmental Law.

5.24.        Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the Transactions and the FST Restructuring, the business of the Group has been conducted in all material respects, in the ordinary course of business, and (ii) no action has been taken with respect to the Group or its businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 7.1. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

5.25.        Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Prospectus and the Proxy Statement, as applicable, is first mailed to the SPAC Shareholders and certain of the Company’s shareholders, as applicable, and at the time of the SPAC Shareholders’ Meeting, the Proxy Statement/Prospectus and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Article V) CayCo makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to CayCo by or on behalf of SPAC specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or its tax advisors to provide an opinion that the Merger qualifies as a transaction described in Section 351 of the Code or otherwise qualifies for the Intended Tax Treatment.

5.26.        Top Customers and Top Vendors.

(a)            Section 5.26(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers (the “Top Customers”) and the top ten (10) vendors (the “Top Vendors”) of the Group, in each case, based on the aggregate Dollar value of the Group’s transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2022.

(b)            None of the Top Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Group that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel or materially limit or materially and adversely modify any of its existing business with the Group (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Group or its businesses.

5.27.        Absence of Certain Business Practices and Anti-corruption Compliance.

(a)            For the past three (3) years: (a) the Group and its directors (where the director is a corporate person, its corporate director representative) and key management officers are in compliance with all applicable Specified Business Conduct Laws in all material respects and are not engaged nor have they engaged in any activity that would reasonably be expected to result in the Group becoming the subject or target of any Sanctions Laws; and (b) the Group has not: (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or threatened in writing with Legal Proceedings or any investigation by or before any Governmental Authority related to any actual or potential violation of any Specified Business Conduct Law. As of the date hereof and during the three (3) years preceding the date of this Agreement, none of the Group, nor any of its directors (where the director is a corporate person, its corporate director representative) and key management officers or agents acting on behalf of the Group: (x) is the subject or target of any Sanctions Law; or (y) has used any funds, loaned, contributed or otherwise facilitated the activities of any Person that is the target of or controlled by a target of an applicable Sanctions Law.

(b)            For the past three (3) years, neither the Group, nor any director (where the director is a corporate person, its corporate director representative), key management officer or agent acting on behalf of the Group, has offered or given anything of value to (i) any official, executive, officer employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, executive, officer, employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office, in each case in violation of the Specified Business Conduct Laws.

(c)            The Group has instituted and maintains policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Specified Business Conduct Laws.

(d)            As of the date hereof and during the three (3) years preceding the date of this Agreement, the operations of the Group are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(e)            As of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

(f)            As of the date hereof, there are no whistleblower reports, allegations, or any other information concerning possible material violations of the Specified Business Conduct Laws related to the Group.

(g)            The Group is not a TID U.S. business as defined at 31 C.F.R. § 800.248.

5.28.        Government Contracts; Government Grants.

(a)            As of the date hereof and during the three (3) years preceding the date of this Agreement, the Group is, and has been, in compliance with all applicable government procurement Laws in connection with every Contract with a Governmental Authority, whether for the procurement of goods or services, to which they are a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”). Without limiting the foregoing, as of the date hereof and during the three (3) years preceding the date of this Agreement, the Group has been in compliance with all material terms and conditions of all Government Contracts and Bids, and all representations made within the framework of a Government Contract or Bid were current, accurate and complete in all material respects when made. To the knowledge of the Company, as of the date hereof and during the three (3) years preceding the date of this Agreement, no allegation has been made, either in writing or orally, that the Group has acted in violation of a Government Contract or Bid or was in breach of any applicable government procurement Laws. For the last three (3) years, the Group has not, and, to the Company’s knowledge, nor has any director (where the director is a corporate person, its corporate director representative), key management officer or agent acting on behalf of the Group been, (i) under administrative, civil or criminal investigation, audit or indictment with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (ii) has been suspended or debarred from placing a Bid or entering a Government Contract. No Governmental Authority or prime contractor, subcontractor or supplier has asserted any claim or initiated dispute resolution proceedings against the Group in connection with a Government Contract or Bid.

(b)            The Governmental Grants to the Group, if any, are granted in compliance with applicable Laws and the Group is in compliance with the terms and conditions of those Governmental Grants. The Group is not obliged to return or refund any Governmental Grant which it has already received, and to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to cause the Group to return or refund any Governmental Grant which it has already received.

5.29.       Sufficiency of Assets. Except as would not be expected to be material to the Group, the tangible and intangible assets owned, licensed or leased by the Group constitute all of the assets reasonably necessary for the continued conduct of the business of the Group after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 5.29 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

5.30.       Company Restructuring Documents.

(a)            The Company Restructuring Documents, when executed, will be, in full force and effect and represent a valid, binding and enforceable obligation of CayCo, the Company and the Company Shareholders in connection with the Company Acquisition or Company Shareholders Subscription.

(b)            Neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any of the Company Restructuring Documents, when executed, violate or will violate any Laws, including any Laws applicable to the Company for being traded on the Taiwan Stock Market or being a Taiwan Public Company. The Company Restructuring Documents, when executed, and their respective execution and delivery do not and will not impose, create or constitute any liability, debt or obligation of or claim or judgment against, SPAC or its Affiliates (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due).

5.31.        Financial Assistance. The Group has not applied for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”): (i) that is established under Law, including, without limitation, the CARES Act, section 13(3) of the Federal Reserve Act or the CAA; and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a Governmental Authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Group agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Group, and/or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) where the terms of this Agreement would cause the Group under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

5.32.        Company Related Parties. Except as set forth in Section 5.32 of the Company Disclosure Letter, no shareholder of the Company, Affiliate of the Group, current or former director, manager, officer or employee of the Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Group, or (b) owns any property or right, tangible or intangible, which is used by the Group.

5.33.        Disclosure. All information, documents or materials disclosed, provided or made available by or on behalf of the Company to SPAC in the Data Room or any other “data room” (whether or not accessed by SPAC or its Representatives), under management or due diligence presentations or meetings, this Agreement and/or the Company Disclosure Letter (except for information consisting of any predictions, forecasts or other forward looking information) is true and not misleading in any material respect.

5.34.        No Additional Representation or Warranties. Except as provided in this Article V, neither the Company, CayCo, Merger Sub, any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to SPAC or its Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i)  any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 1.1), or (ii) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.9, qualifies the correspondingly numbered and lettered representations in this Article VI), SPAC represents and warrants to the Company Parties as follows:

6.1.          Company Organization. SPAC has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, organization or formation and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copy of SPAC’s Governing Documents as amended to the date of this Agreement, previously delivered by SPAC to the Company, is true, correct and complete. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

6.2.          Due Authorization.

(a)            SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions and thereby have been (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable to SPAC and the SPAC Shareholders and recommended for approval by the SPAC Shareholders. No other corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby (other than the SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other Parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            At a meeting duly called and held, the SPAC Board has approved the Transactions as a Business Combination.

6.3.          No Conflict. Subject to the SPAC Shareholder Approval and receipt of the Governmental Approvals set forth in Section 6.7, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or (ii) be material to SPAC.

6.4.          Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened Legal Proceedings against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, SPAC is in compliance with all applicable Laws in all material respects. Since its incorporation on May 20, 2021, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to SPAC.

6.5.          SEC Filings. Except as set forth on Section 6.5 of the SPAC Disclosure Letter, SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 27, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.6.          Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. Since May 2, 2022, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b)            Except as set forth on Section 6.6(b) of the SPAC Disclosure Letter, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)            Except as set forth on Section 6.6(c) of the SPAC Disclosure Letter, since January 27, 2022, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market (“NASDAQ”). The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Legal Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or prohibit or terminate the listing of SPAC Class A Ordinary Share on NASDAQ.

(d)            The SPAC SEC Filings contain true and complete copies of (i) the audited balance sheet as of December 31, 2022, and audited statement of operations, cash flow and shareholders’ equity of SPAC for the period from May 20, 2021 (inception) through December 31, 2022, together with the auditor’s reports thereon (the “Audited SPAC Financial Statements”); and (ii) the unaudited condensed balance sheet as of March 31, 2023, and unaudited statements of operations cash flow and shareholder’s equity of SPAC from December 31, 2022 to March 31, 2023 (the “Unaudited SPAC Financial Statements”, and together with the Audited SPAC Financial Statements, the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)            There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Except for otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

6.7.          Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no Governmental Approval is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i)  the filing of the Plan of Merger and related documentation with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, and (ii) as otherwise disclosed on Section 6.7 of the SPAC Disclosure Letter or Section 5.6 of the Company Disclosure Letter.

6.8.          Trust Account. As of the date of this Agreement, SPAC has at least US$43,442,918.44 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, or cash items, including deposits in banks, pursuant to the Investment Management Trust Agreement, dated as of January 24, 2022, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), as amended by (a) the Amendment No.1 to the Trust Agreement (as defined below) dated April 13, 2023, (b) the Amendment No.2 to the Trust Agreement dated October 25, 2023, and (c) the Amendment No.3 to the Trust Agreement dated November 8, 2023, and as further amended from time to time (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the SPAC Shareholders holding SPAC Ordinary Shares sold in SPAC’s initial public offering, who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, other than to pay Taxes and payments with respect to all SPAC Shareholder Redemptions. There are no proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their respective obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

6.9.          Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.10.        Absence of Changes. Since December 31, 2022, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement, and (b) except as set forth on Section 6.10 of the SPAC Disclosure Letter, except for the Transactions, the business of SPAC has been conducted in all material respects, in the ordinary course of business.

6.11.        No Undisclosed Liabilities. Except for any Working Capital Loan and SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC, (iii) under or disclosed in the Transaction Agreements, or (iv) which would not be, or would not reasonably be expected to be, material to SPAC.

6.12.        Capitalization of SPAC.

(a)            As of the date of this Agreement, the authorized share capital of SPAC is US$22,1000, consisting of (i) 200,000,000 SPAC Class A Ordinary Shares, of which 5,000,000 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 2,191,873 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares, par value US$0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) and SPAC Warrants (as defined below) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b)            As of the date of this Agreement and subject to the terms and conditions of the Warrant Agreement, the SPAC Warrants will be exercisable (after giving effect to the Merger) for one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars and fifty cents (US$11.50) per share. As of the date of this Agreement, 6,500,000 SPAC Public Warrants and 7,900,000 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) calendar days after the Closing. All outstanding SPAC Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Except as disclosed in the SPAC SEC Filings and except for the Subscription Agreements and the Investor Rights Agreement, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Ordinary Shares or any other equity interests of SPAC.

(c)            Except as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or the repurchase or redemption of any SPAC Securities, the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities.

(d)            SPAC has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

6.13.        Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates.

6.14.        Business Activities.

(a)            Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents, or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party, which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)            Except for the Transactions and the FST Restructuring, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)            As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of US$50,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses and Working Capital Loans.

6.15.        NASDAQ Stock Market Quotation. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ under the symbol “LATG”. Except as set forth on Section 6.15 of the SPAC Disclosure Letter, SPAC is, as of the date hereof, in compliance with the rules of NASDAQ and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or terminate the listing of SPAC Class A Ordinary Shares on NASDAQ. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act, except as contemplated by this Agreement.

6.16.        Registration Statement, Proxy Statement and Proxy Statement/Prospectus. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), assuming the disclosures of the Company Parties and their respective Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of SPAC in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.17.        No Additional Representation or Warranties. Except as provided in this Article VI, none of SPAC and its Affiliates, nor any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company Parties or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company Parties or their respective Affiliates. Without limiting the foregoing, each Company Party acknowledges that it and its advisors have made their own investigation of SPAC and its Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC, and its Subsidiaries as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VII
COVENANTS

7.1.          Conduct of Business by Company Parties. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Group, CayCo and Merger Sub shall, except as explicitly contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable efforts to operate the business of the Group in the ordinary course of business consistent with past practice, and the Group, CayCo and Merger Sub shall use reasonable efforts to (i) preserve intact its present business organizations, assets, rights, properties and goodwill, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors, marketing, sponsors and/or other similar entities and other Persons with whom it and they have business relations, (iii) keep available the services of its officers and employees, and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof. The Company also agrees to comply with all Laws applicable to it and its businesses, assets and employees, including (without limitation), the Specified Business Conduct Laws, and take reasonable steps to ensure that its directors and employees have and will continue to comply with the Specified Business Conduct Laws, including implementing reasonable compliance policies to ensure that there are systems in place to deter, prevent, detect and remediate improper conduct. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Group, CayCo and Merger Sub shall not, except as explicitly contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements, or required by Law:

(a)            change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company, CayCo or Merger Sub, or form or cause to be formed any new Subsidiary of the Company;

(b)            make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s capital share or equity interests other than the annual dividend distribution as approved by the annual general shareholders meeting of the Company;

(c)            subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s capital share or equity interests;

(d)            purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital share, membership interests or other equity interests of the Company, except for the acquisition by the Company of any shares of capital share, membership interests or other equity interests of the Company in connection with the forfeiture or cancellation of such interests;

(e)            enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) (i) any Contract of a type required to be listed on Section 5.12 or Section 5.28 of the Company Disclosure Letter or any Real Property Lease, or (ii) any Contract between the Group, on the one hand, and any of the Company Shareholders or their respective Affiliates, on the other hand, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f)            sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Group, including the Leased Real Property, except for dispositions of obsolete or worthless equipment in the ordinary course of business;

(g)            acquire any ownership interest in any real property;

(h)            except as otherwise required by existing Company Benefit Plans or applicable Law or the Contracts listed on Section 5.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Group, or hire or terminate the employment of employees with an annual base salary of US$300,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into, materially amend or modify any actuarial or other assumptions used in respect of, any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except to any such individuals who are not directors or officers of the Group or in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Group, (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Group, except in the ordinary course of business consistent with past practice, (vii) grant any equity or equity-based compensation awards, or (viii) plan, implement, or announce any group employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, or salary or wage reductions except in the ordinary course of business consistent with past practice;

(i)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)            make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Group for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, and (ii) payment terms for customers and suppliers in the ordinary course of business;

(k)            (i) make, change or revoke any Tax election, (ii) amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent with past practice;

(l)            take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, the FST Restructuring, or the Business Combination;

(m)            (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred in the ordinary course of business and in an aggregate amount not to exceed, individually or in the aggregate, US$300,000; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), which individually or in the aggregate exceed US$300,000, except as otherwise contemplated by this Agreement or as such obligations become due;

(n)            issue any Company Shares or securities exercisable for or convertible into Company Shares or grant any additional equity or equity-based compensation;

(o)            adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(p)            waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than US$300,000 in the aggregate;

(q)            (i) grant to, or agree to grant to, any Person any right to or interest in any Intellectual Property that is material to the Group, (ii) sell, dispose of, abandon or permit to lapse any rights to any Intellectual Property (other than incidental non-exclusive licenses entered into in the ordinary course of business consistent with past practice), except for the expiration of Company Registered Intellectual Property that cannot be further maintained or renewed by applicable statute, or (iii) permit any material Intellectual Property to become subject to a Lien (other than a Permitted Lien);

(r)            disclose or agree to disclose to any Person (other than SPAC or any of its Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Group, other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s)            make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 7.1(s) of the Company Disclosure Letter, in the aggregate;

(t)            manage the Group’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)            change or amend the Privacy Policies except as required by applicable Law;

(v)            enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, works council, labor organization or group of employees of the Group as the bargaining representative for any employees of the Group;

(w)            waive the restrictive covenant obligations of any current or former employee, director or other service provider of the Group;

(x)            (i) limit the right of the Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(y)            amend in a manner materially detrimental to the Group, terminate, permit to lapse or fail to use reasonable best efforts to maintain any material Governmental Approval or material Permit required for the conduct of the business of the Group;

(z)            fail to avoid or eliminate each and every impediment and to ensure the Taiwan DIR Approval to be effective and in full force until the Closing Date;

(aa)          change, replace, alter, or terminate the engagement with, the auditor of the Group;

(bb)         terminate or amend in a manner materially detrimental to the Group any material insurance policy insuring the business of the Group;

(cc)          waive, amend, revoke or terminate the Company Restructuring Documents or

(dd)         enter into any agreement to do any action prohibited under this Section 7.1.

7.2.          SPAC Conduct of Business. During the Interim Period, except as contemplated by this Agreement or the Ancillary Agreements (including as contemplated by the PIPE Investment) as required by Law, as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall use reasonable efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.2 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements, or as disclosed in the SPAC SEC Filings or as required by Law:

(a)            seek any approval from the SPAC Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of SPAC, except as contemplated by the SPAC Transaction Proposals;

(b)            except as contemplated by the SPAC Transaction Proposals, (A) make, declare, set a record date for or pay any dividend or distribution to the SPAC Shareholders or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s share, share capital or equity interests, (B) subdivide, consolidate, reclassify or otherwise amend any terms of any of SPAC’s share capital or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Ordinary Shares made as part of the SPAC Shareholder Redemptions;

(c)            take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent, impair or impede the Intended Tax Treatment of the Transactions, the FST Restructuring or the Business Combination;

(d)            enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e)            incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice, (y) in respect of any Working Capital Loan, or (z) in respect of a SPAC Transaction Expense;

(f)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan);

(g)            (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(h)            enter into any agreement to do any action prohibited under this Section 7.2.

7.3.          Company Restructuring Documents.

(a)            The Company Parties will use their respective best efforts to cause each other counterparties thereto to execute and deliver (i) the Phase I Restructuring Documents with the relevant parties thereto within seventy-two (72) calendar days after the date of this Agreement, and (ii) the Phase II Restructuring Documents as soon as reasonably practicable and legally feasible and in no event later than thirty (30) Business Days after the Financial Supervisory Commission of Taiwan issues its approval for the termination of the Company’s Taiwan Public Company status. The Company Parties will use their respective best efforts to cause the Company Restructuring Documents to be executed with each of the relevant parties thereto such that the Company Acquisition Percentage shall be at least 90%. For the avoidance of doubt, the foregoing obligations of the Company Parties shall include, if necessary or desirable, a requirement of the Company Parties to seek enforcement of the Company Holders Support Agreement in order to, among other things, cause each Company Shareholder to execute and deliver the relevant Company Restructuring Documents. The Company Parties shall ensure that the Company Restructuring Documents and its execution and delivery do not and will not impose, create or constitute any liability, debt or obligation of or claim or judgment against, SPAC or its Affiliates (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated or due or to become due).

(b)            Unless otherwise approved in writing by SPAC, the Company, and CayCo and their respective Affiliates undertake prior to the Closing (with respect to the Company Restructuring Documents, after execution thereof) not to: (i) change, amend, restate, replace, supplement, assign or otherwise modify or terminate the Company Restructuring Documents; or (ii) agree to the waiver of any rights thereunder; (iii) cancel or terminate the Company Restructuring Documents.

(c)            The Company and CayCo and their respective Affiliates shall keep SPAC and its Representatives informed of all developments in respect of the Company Restructuring Documents and shall give SPAC and its Representatives prompt written notice of the discussion, negotiation and signing status of the Company Restructuring Documents.

7.4.          Access. Prior to the Merger Effective Time and subject to applicable Laws, SPAC and its Representatives, on the one hand, and the Company Parties and its Representatives, on the other hand, shall be entitled, through its directors, officers, employees and other Representatives, to have such access to the management, officers, employees, customers, accountants, properties, businesses and operations of each other and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the other as it reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The disclosing Party(ies) shall use its reasonable best efforts to cause its officers, employees, attorneys, accountants, consultants, agents and other Representatives to reasonably cooperate with the accessing Party(ies) and its Representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the disclosing Party(ies), taken as whole or (ii) require the disclosing Party(ies) to disclose information that the disclosing Party(ies), based upon the written advice of outside counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the disclosing Party(ies) shall use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement).

7.5.          Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (i) audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group as of and for the years ended December 31, 2022 and 2021 and consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Group and consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions and the FST Restructuring. All such financial statements, together with any unaudited consolidated balance sheets and the related statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity of the Group as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the Transactions and the FST Restructuring, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

7.6.          Exclusivity. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Group, CayCo and Merger Sub shall not, and the Group, CayCo and Merger Sub shall instruct and use their reasonable best efforts to cause its and their Representatives acting on its and their behalf, not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Group, CayCo or Merger Sub to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Group, CayCo or Merger Sub in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal, (v) prepare or take any steps in connection with a public offering of any equity securities of the Company Parties, or a newly formed holding company of the Company Parties or such Subsidiaries, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Notwithstanding anything to the contrary in this Agreement, the Group, CayCo and Merger Sub and their Subsidiaries and their respective Representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated in this Agreement or the Ancillary Agreements. From and after the date hereof, the Group, CayCo and Merger Sub shall, and shall instruct their respective officers and directors to, and the Group, CayCo and Merger Sub shall instruct and cause their respective Representatives acting on their behalf, their Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (other than with SPAC and its Representatives). The Company Parties shall promptly (and in any event within three (3) Business Days of the date of this Agreement) deliver a written notice to each such Person to the effect that the Company Parties are ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date of this Agreement, which written notice shall also instruct each Person to promptly return or destroy all non-public information previously furnished to such Person or its Representatives by or on behalf of the Group, CayCo and Merger Sub.

7.7.          No Solicitation by SPAC. From the date when the Company has received the Taiwan DIR Approval until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, SPAC shall not, and SPAC shall instruct and use its reasonable best efforts to cause its Representatives acting on its behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal, or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its Representatives).

7.8.          Preparation of Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.

(a)            Registration Statement/Prospectus.

(i)            As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company Parties shall jointly prepare and CayCo shall file with the SEC, mutually acceptable materials, which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) SPAC and the Company shall prepare and CayCo shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of CayCo Ordinary Shares that will be issued in connection with the Merger and the FST Restructuring (the “Registration Statement Securities”). Each of SPAC and the Company Parties shall use its reasonable best efforts to (i) cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, and (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions and the FST Restructuring. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger or the FST Restructuring qualifies as a transaction described in Section 351 of the Code or otherwise qualifies for the Intended Tax Treatment. The Company Parties also agree to use their best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions and the FST Restructuring, and the Company Parties shall furnish all information concerning the Company Parties or their respective shareholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions and the FST Restructuring, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company Parties or their respective Subsidiaries to any regulatory authority (including the applicable Stock Exchange) in connection with the Transactions and the FST Restructuring (the “Offer Documents”). SPAC will cause the Proxy Statement/Prospectus to be disseminated to the SPAC Shareholders, in each case, promptly after the Registration Statement is declared effective under the Securities Act. CayCo as the filer and registrant of the Registration Statement shall be responsible for and pay all of the cost for the preparation, filing and mailing of the Proxy Statement/Prospectus and other related fees.

(ii)            To the extent not prohibited by Law, the Company Parties will advise SPAC reasonably promptly after CayCo or the Company receives notice thereof, of the time when the Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CayCo Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Prospectus or for additional information. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by such Party and its counsel. To the extent not prohibited by Law, SPAC and the Company Parties shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)          Each of SPAC and the Company Parties shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will not, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)          If, at any time prior to the Merger Effective Time, any information relating to the Company Parties, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company Parties or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders.

(b)           SPAC Shareholder Approval.

(i)            SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement/Prospectus to be disseminated to SPAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Articles and the NASDAQ rules and regulations for a date no later than thirty-five (35) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the SPAC Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an SPAC Shareholder Redemption. SPAC shall, through the SPAC Board, recommend to its shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”) and include such recommendation in the Proxy Statement. The SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Transaction Proposals.

(ii)           Notwithstanding the foregoing, at any time prior to, but not after, obtaining the SPAC Shareholder Approval, solely in response to an Intervening Event, the SPAC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the SPAC Board Recommendation (any such action, a “Change in Recommendation”) if the SPAC Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Intervening Event, a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, that the SPAC Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (a) SPAC delivers to the Company a written notice (an “SPAC Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred, (b) until 5:00 p.m., Hong Kong time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice (such period from the time the SPAC Intervening Event Notice is provided until 5:00 p.m. Hong Kong time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the SPAC Intervening Event Notice, the “SPAC Intervening Event Notice Period”), SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the SPAC Intervening Event Notice Period to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (c) if the Company requested negotiations in accordance with the foregoing clause (b), SPAC may make a Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5)-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by SPAC (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect SPAC’s obligations pursuant to this Section 7.8(b) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(iii)           To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for approval the SPAC Transaction Proposals and (y) SPAC agrees that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 7.8(b), and hold additional SPAC Shareholders’ Meetings in order to obtain the SPAC Shareholder Approval. SPAC may only adjourn the SPAC Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (ii) for the absence of a quorum (either in person or by proxy), (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC or the Company reasonably determines is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of SPAC Transaction Proposals, (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to the SPAC Shareholders’ Meeting, (v) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption right if a number of SPAC Ordinary Shares have been elected to be redeemed such that SPAC reasonably expects that the condition set forth in Section 8.3 will not be satisfied at the Closing, and (vi) to comply with applicable Law; provided, that the SPAC Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) calendar days after the date for which the SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with the SPAC Shareholders’ Meeting, as required by SPAC’s Governing Documents.

(c)            Company Shareholder Approval.

(i)            The Company shall (i) obtain and deliver to SPAC the Company Shareholder Approval, (x) through a shareholders meeting, and (y) in accordance with the terms and subject to the conditions of the Company’s Governing Documents; and (ii) take all other action necessary or advisable to secure the Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto as soon as reasonably practicable, but in no event later than forty five (45) Business Days after the date of this Agreement.

(ii)            The Company shall send the Company Shareholder Approval to SPAC immediately after the Company has received such approval, which shall include in all such shareholders materials it sends to the Company Shareholders in connection with the Company Shareholder Approval, including a statement to the effect that the Company Board has approved the FST Restructuring and the Transactions (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

7.9.          Support of Transaction(a)      .

(a)            Without limiting any covenant contained in Article VII, the Group, CayCo and Merger Sub shall, and SPAC shall (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of SPAC, the Group, CayCo or Merger Sub, or their respective Affiliates are required to obtain in order to consummate the Merger and the FST Restructuring, and (b) take such other action as soon as practicable as may be reasonably necessary or as another Party hereto may reasonably request to satisfy the conditions of Article VIII (including the use of reasonable best efforts to enforce their respective rights under the Company Restructuring Documents) or otherwise to comply with this Agreement and to consummate the Transactions and the FST Restructuring as soon as practicable and in accordance with all applicable Law.

(b)            The Company Parties and their respective Affiliates shall take all actions as soon as practicable and as may be reasonably necessary to (i) implement and consummate the FST Withdrawal in accordance with Section 2.6; (ii) implement the Squeeze Out in accordance with Section 2.7; and (iii) shall keep SPAC, the Sponsor and their respective Representatives informed of all developments in respect of the FST Withdrawal and Squeeze Out, and share all material communication or written agreements with the Company Shareholders.

7.10.        Regulatory Approvals; Other Filings.

(a)            Each of the Company Parties and SPAC shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company Parties and SPAC shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b)            With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company Parties and SPAC shall: (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each Party hereto shall keep the other Party reasonable informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company Parties shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other Parties. To the extent not prohibited by Law, the Company Parties agree to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that SPAC may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the Transactions or other competitively sensitive material.

(c)            The Company Parties shall cooperate in good faith with any Governmental Authority and undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, non-actions or waivers in connection with the FST Restructuring as soon as practicable and any and all action necessary to consummate the FST Restructuring. Without limiting the generality of this Section 7.10(c):

(i)            the Company Parties shall, as promptly as possible but in any event no later than ten (10) Business Days after the Company’s de-registration of trading from the Taiwan Stock Market, file or submit all necessary submissions, notifications, filings and applications in connection with the Phase I DIR Approval and shall each use their respective best efforts to obtain the Phase I DIR Approval as promptly and as legally feasible and reasonably practicable, and take all such actions as are necessary to maintain the effectiveness of such approval until the Transactions and the FST Restructuring have been consummated. The Company Parties shall (i) not do anything to revoke, modify in any material respect, or terminate the Phase I DIR Approval, (ii) avoid or eliminate each and every impediment under any Law that cause the Phase I DIR Approval to lose effect, and (iii) keep SPAC and its Representatives informed of all developments in respect of the Phase I DIR Approval; and

(ii)            the Company Parties shall, as promptly as possible but in any event no later than thirty (30) Business Days after the termination of the Company’s Taiwan Public Company status, file or submit all necessary submissions, notifications, filings and applications in connection with the Phase II DIR Approval and shall each use their respective best efforts to obtain the Phase II DIR Approval required to consummate the Transactions and the FST Restructuring, as promptly and as legally feasible and reasonably practicable. The Company Parties shall (i) not do anything to revoke, modify in any material respect, or terminate the Phase II DIR Approval, (ii) avoid or eliminate each and every impediment under any Law that cause the Phase II DIR Approval to lose effect, and (iii) keep SPAC and its Representatives informed of all developments in respect of the Phase II DIR Approval.

(d)            The Company, on the one hand, and SPAC, on the other, shall be responsible for and pay one-half (1/2) of the filing fees payable to the Governmental Authorities in connection with the Transactions at the time of any such filing, provided that the Company shall bear all costs and fees relating to the Taiwan DIR Approval and any other regulatory approvals, consents, Actions, non-actions or waivers in connection with the FST Restructuring.

7.11.        Financing. Prior to Closing, each of the Company and SPAC shall, and each of them shall cause its Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accountants, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Company or SPAC shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Group as would be required if CayCo were filing a general form for registration of securities under Form 10 following the consummation of the Transactions and a registration statement on Form F-1 for the resale of the securities sold in the PIPE Investment prior to or concurrently with the consummation of the Transactions), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Group at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC, or their respective auditors.

7.12.        Employee Matters.

(a)            Equity Plan. Prior to the Closing Date, CayCo may approve and adopt the New Equity Incentive Plan, in a form with customary terms and conditions that is reasonably agreed by and between SPAC and the Company. Within ten (10) Business Days following the expiration of the sixty (60) day period following the date CayCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, CayCo shall file an effective registration statement on Form S-8 (or other applicable form, including Form F-3) with respect to CayCo Ordinary Shares issuable under the New Equity Incentive Plan.

(b)            No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.12 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits or any third-party beneficiary or other right of any kind or nature whatsoever.

7.13.        Post-Closing Directors and Officers of CayCo. Subject to the terms of CayCo’s Governing Documents, CayCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Merger Effective Time:

(a)            the CayCo Board shall consist of five (5) directors, at least three (3) of whom shall be “independent” directors for the purposes of the applicable Stock Exchange rules (each, an “Independent Director”), to initially consist of:

(i)            one (1) director to be nominated by the Sponsor; and

(ii)            four (4) directors to be nominated by the Company, at least three (3) of whom shall be Independent Directors, in consultation with the Sponsor;

(b)            the chairperson of the CayCo Board shall serve in such capacity in accordance with the terms of CayCo’s Governing Documents following the Merger Effective Time; and

(c)            the initial officers of CayCo shall be as set forth on Section 4.5 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of CayCo’s Governing Documents following the Merger Effective Time.

7.14.        Indemnification and Insurance.

(a)            From and after the Merger Effective Time, CayCo and the Company agree that they shall indemnify and hold harmless each present and former director and officer of the SPAC and each of its Subsidiaries (the “SPAC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that SPAC or its Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such SPAC Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, CayCo and the Company shall, and shall cause its Subsidiaries (as applicable) to (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the CayCo or its Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. CayCo shall assume, and be liable for, each of the covenants in this Section 7.14.

(b)            For a period of six (6) years from the Merger Effective Time, CayCo shall maintain in effect directors’ and officers’ liability insurance (the “D&O Tail”) covering those Persons who are currently covered by SPAC’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time, and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.14 shall be continued in respect of such claim until the final disposition thereof. The cost of the D&O Tail shall be borne by the Company.

(c)            The rights of the SPAC Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights such person may have under CayCo’s Governing Documents, any other indemnification arrangement, applicable Law or otherwise. The obligations of CayCo and the Company under this Section 7.14 shall not be terminated or modified in such a manner as to adversely affect any SPAC Indemnified Parties without the consent of such SPAC Indemnified Parties. The provisions of this Section 7.14 shall survive the Closing indefinitely and expressly are intended to benefit, and are enforceable by, each of the SPAC Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.14.

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.14 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on CayCo and the Company and all successors and assigns of CayCo and the Company. In the event that CayCo or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, CayCo and the Company shall ensure that proper provision shall be made so that the successors and assigns of CayCo and the Company shall succeed to the obligations set forth in this Section 7.14.

(e)            On the Closing Date, CayCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of CayCo, which indemnification agreements shall continue to be effective following the Closing.

7.15.        Section 16 Matters. Prior to the Merger Effective Time, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of CayCo Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions or the FST Restructuring by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions or the FST Restructuring to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16.        Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing and concurrently with the Merger Effective Time, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Shareholders pursuant to the SPAC Shareholder Redemptions, (2) pay the Unpaid Transaction Expenses in accordance with Section 4.3 as instructed by SPAC in accordance with the Trust Agreement, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use (which shall include any outstanding amounts under any Working Capital Loan), subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.17.        NASDAQ Listing. From the date hereof through the Merger Effective Time, SPAC shall ensure SPAC remains listed as a public company on NASDAQ.

7.18.        SPAC Public Filings. From the date hereof through the Merger Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

7.19.        CayCo Securities Listing. The Company Parties will use their reasonable best efforts to cause: (a) CayCo’s initial listing application with the applicable Stock Exchange in connection with the Transactions and the FST Restructuring to be approved; (b) CayCo to satisfy all applicable initial listing requirements of the applicable Stock Exchange; and (c) CayCo Ordinary Shares to be approved for listing on the applicable Stock Exchange (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. The Company shall pay all fees of the applicable Stock Exchange in connection with the application to list and the listing of CayCo Ordinary Shares.

7.20.        Tax Matters.

(a)            Each of SPAC and the Company Parties shall (i) use its respective commercially reasonable efforts to cause the Transactions and the FST Restructuring under this Agreement to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent, impair or impede the Transactions and the FST Restructuring from qualifying, for the Intended Tax Treatment. Each of SPAC and the Company Parties shall report the Transactions and the FST Restructuring consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. The Parties shall cooperate with each other and their respective tax counsel to document and support the Tax treatment of the Transactions and the FST Restructuring as a transaction described in Section 351 of the Code.

(b)            For each taxable year ending on or after the Closing Date, (1) CayCo shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) and (2) CayCo shall make such PFIC status determinations available to the shareholders of CayCo electronically. If CayCo determines that it is a PFIC for a taxable year ending on or after the Closing Date, CayCo shall use commercially reasonable efforts to make electronically available a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g), and provide such other information requested by CayCo shareholders and their direct and/or indirect owners that are “United States” persons (within the meaning of Section 7701(a)(30) of the Code) and reasonably necessary to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code. Upon receiving a written request by a shareholder that has made (or whose direct and/or indirect owners have made) a “Qualified Electing Fund” election in accordance with applicable U.S. Treasury Regulations, CayCo shall use commercially reasonable efforts to make available income statement and balance sheet data reasonably necessary for such shareholder (or direct and/or indirect owner of such shareholder) to comply with the requirements of such “Qualified Electing Fund” election. The obligations under this Section 7.20(b) shall survive after the Closing.

7.21.        No Trading. The Company Parties acknowledge and agree that they are aware, and that the Company’s Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

7.22.        Affiliate Agreements. All Affiliate Agreements set forth on Section 7.22 of the Company Disclosure Letter, if any, shall be terminated or settled at or prior to the Closing without further liability to SPAC or the Company Parties, in each case, except as otherwise set forth on Section 7.22 of the Company Disclosure Letter.

7.23.        Shareholder Litigation. In the event that any shareholder litigation related to this Agreement, the Company Restructuring Documents or the other Transaction Agreements or the Transactions or the FST Restructuring is brought or threatened in writing against SPAC or the Company Parties, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Merger Effective Time (the “Shareholder Litigation”), SPAC or the Company Parties, as applicable, shall promptly notify the other Party in writing of any such Shareholder Litigation and shall keep the other Party reasonably informed with respect to the status thereof.

7.24.        Notices of Certain Events. During the period beginning on the date of this Agreement and ending on the earlier of the Closing and the date of the termination of this Agreement in accordance with Article IX, each of SPAC and the Company Parties shall reasonably promptly notify the other Party of:

(a)            any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or the FST Restructuring or that the Transactions or the FST Restructuring might give rise to any material Action or other material rights by or on behalf of such Person or result in the loss of any material rights or privileges of the Company (or CayCo, post-Closing) to any such Person or create any Lien on any of the Company’s or SPAC’s assets;

(b)            any notice or other communication from any Governmental Authority (including the Department of Investment Review, the Ministry of Economic Affairs of Taiwan) that is material to the transactions contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements;

(c)            any material Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders and/or stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements;

(d)            any notice or other communication from any Company Shareholder relating to or involving the issuance, grant of or exercise of, any options, warrants or other rights to purchase or obtain any Securities (including any redemption rights); provided, that the Company shall not, except with the prior written consent of SPAC, respond to any such notice or communication, or take any action in connection with the issuance or grant of any options, warrants or other rights to purchase or obtain such Securities;

(e)            any fact, matter or circumstance that would or would be reasonably likely to give rise to or result in a Company Material Adverse Effect; and

(f)            any material inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.

7.25.        Third Party Consents. As soon as practicable after the date of this Agreement and in any event before the Closing Date, the Company Parties and their Affiliates shall make any required notification and obtain all applicable consent, waiver or approval required from any third party, if any (the “Third Party Consent”) under any Contracts, including without limitation to any loan agreements, financing agreements, licensing agreements, and lease agreements, in connection with the Transaction or the FST Restructuring.

7.26.        CayCo and Merger Sub. The Company Parties shall take all action necessary to cause CayCo and Merger Sub to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, the Company Restructuring Documents or the Ancillary Agreements, upon the terms and subject to the conditions set forth therein.

Article VIII
CONDITIONS TO OBLIGATIONS

8.1.          Conditions to Obligations of SPAC and the Company Parties. The obligations of SPAC and Company Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)            The SPAC Shareholder Approval shall have been obtained;

(b)            The Company Shareholder Approval shall have been obtained;

(c)            There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties hereto with respect to the Transactions or the FST Restructuring;

(d)            SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(e)            CayCo Ordinary Shares to be issued in connection with the Merger and the FST Restructuring shall have been approved for listing on the applicable Stock Exchange and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date; and

(f)            The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

8.2.          Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)            (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 5.24 shall be true and correct as of the Closing Date in all respects, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 5.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to be material to the Group, taken as a whole;

(b)            each of the covenants of the Company Parties to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)            the Company Acquisition Percentage shall be at least 90%;

(d)            the FST Restructuring shall have been consummated;

(e)            there shall not have occurred a Company Material Adverse Effect after the date of this Agreement;

(f)            the Company shall have delivered or caused to be delivered an opinion issued by its Taiwan counsel to SPAC to the effect that no pending approval is required by any Taiwan Governmental Authorities for the Merger and the FST Restructuring, issuance of the equity securities in connection with the Merger and the FST Restructuring, and CayCo’s listing on the applicable Stock Exchange, including but not limited to the Taiwan DIR Approval;

(g)            the Taiwan DIR Approval has been obtained and is effective;

(h)            all Third Party Consents shall have been obtained, if any; and

(i)            the CayCo Cap Table and Closing Calculation have been prepared in accordance with this Agreement and accurately reflected the equity shareholding of SPAC Shareholders and the Company Shareholders as at the Closing.

8.3.          Conditions to the Obligations of the Company Parties. The obligations of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) the representations and warranties of SPAC contained in Section 6.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the representations and warranties of SPAC contained in this Agreement (other than Section 6.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC’s ability to consummate the Transactions; and

(b)            each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects.

Article IX
TERMINATION/EFFECTIVENESS

9.1.          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)            by mutual written consent of both the Company and SPAC at any time;

(b)            by the Company or SPAC, if the Closing shall not have occurred by 5:00 p.m. (Hong Kong time) on October 26, 2024 (the “Agreement End Date”); provided, that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 9.1(b) if it is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VIII prior to the Agreement End Date, or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c)            by the Company or SPAC, if any Governmental Authority (except for the Taiwan DIR Approval) shall have enacted, issued, promulgated, enforced or entered any Governmental Order, which has become final and nonappealable and has the effect of making consummation of the Merger or the FST Restructuring illegal or otherwise preventing or prohibiting consummation of the Merger or the FST Restructuring;

(d)            by the Company, if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor and at any adjournment or postponement thereof, as applicable;

(e)            by the Company, if SPAC is in material breach of any of its obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of the Company Parties to consummate the Closing set forth in Section 8.3, provided that if such material breaches are curable by SPAC, then, for a period of up to thirty (30) calendar days after receipt by SPAC of notice from the Company of such material breaches, but only as long as SPAC continues to use its reasonable best efforts to cure such material breaches, such termination by the Company shall be effective by the end of such thirty (30) calendar days;

(f)            by SPAC, if the condition in Section 8.2(c) is not or will not be satisfied at the FST Restructuring Closing;

(g)            by SPAC, if (i) the Company Parties fail to receive the Phase I DIR Approval within one hundred thirty two (132) calendar days after the date of this Agreement; (ii) the Company Parties fail to receive the Phase II DIR Approval within two hundred and ten (210) calendar days after the date of this Agreement; or (iii) such Taiwan DIR Approval is revoked, terminated or loses effect, provided that in each case of (i) and (ii), if the Company provides a written confirmation prior to the relevant deadline (or if later, the date on which SPAC notifies the Company it wants to terminate under this Section 9.1(g)) to SPAC, with reasonable evidence demonstrating that failure to obtain Phase I DIR Approval or Phase II DIR Approval (as applicable) was due to curable defects, then, for sixty (60) calendar days from the delivery of such confirmation, any termination notice from SPAC under this Section 9.1(g) shall not be effective, as long as the Company Parties use their respective best efforts in such period to cure all such defects and seek the Taiwan DIR Approval, and if by the end of the period the Taiwan DIR Approval has not been obtained, any termination notice by SPAC under this Section 9.1(g) can be immediately effective;

(h)            by SPAC, if the Company has suffered or there is a Company Material Adverse Effect;

(i)            by SPAC, if the Company Parties are in material breach of any of their respective obligations hereunder and such material breach will result in the failure to satisfy the conditions to the obligations of SPAC to consummate the Closing set forth in Section 8.2, provided that if such material breaches are curable by the Company Parties, then, for a period of up to thirty (30) calendar days after receipt by the Company of notice from SPAC of such material breaches, but only as long as the Company Parties continue to use their respective reasonable best efforts to cure such material breaches, such termination by SPAC shall be effective by the end of such thirty (30) calendar days; and

(j)            by SPAC, if the Company Shareholder Approval shall not have been obtained within forty-five (45) Business Days after the date of this Agreement and at any adjournment or postponement thereof, as applicable.

9.2.          Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the Parties hereto and each of their respective Affiliates, equityholders, directors, officers, employees and other representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from liability for any willful breach of this Agreement, willful misconduct or fraud by that party, and (ii) the provisions of this Section 9.2 and Article X and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article X
MISCELLANEOUS

10.1.        Trust Account Waiver. Each of the Company Parties acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company Parties further acknowledges that, as described in the prospectus dated January 24, 2022, available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). Each of the Company Parties acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and SPAC’s Governing Documents. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company Parties hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Shareholder Redemptions, or for fraud, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

10.2.        Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3.        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other Party pursuant to this provision):

(a)	If to SPAC, prior to the Closing, to:

Chenghe Acquisition I Co.
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

with copies (which shall not constitute actual or constructive notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, NY, 10020-1095

The United States

Attention:	Joel Rubinstein
Jessica Zhou
Steven Sha
Email:	joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

(b)	If to any of the Company Parties, to:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan

Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw

with copies (which shall not constitute actual or constructive notice) to:

Landi Law Firm

15F-1, No. 105, Guo’an 1st Rd, Xitun District

Taichung City 407, Taiwan

Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

10.4.        Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.5.        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the SPAC Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 7.14, (b) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 10.16, and (c) W&C and Landi Law Firm are intended third-party beneficiaries of, and may enforce, Section 10.18.

10.6.        Expenses.

(a)            Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, investment bankers, brokers, finders, and other representatives or consultants; provided, that (i) the Company shall bear all of the fees and costs relating to SPAC Extension which shall not exceed US$80,000 per month; (ii) if the Closing shall occur, the Company and CayCo shall pay or cause to be paid the Unpaid Transaction Expenses in accordance with Section 4.3; (iii) if this Agreement is terminated by SPAC or the Company pursuant to Section 9.1(b) (only if SPAC would also have the right to terminate this Agreement pursuant to Section 9.1(f), Section 9.1(h) or Section 9.1(i)), the Company shall pay and reimburse all SPAC Transaction Expenses, and pay or cause to be paid a termination fee equal to US$2,000,000 (the “Termination Fee”) to SPAC (or one or more of its designees), and if this Agreement is terminated by SPAC pursuant to Section 9.1(g), the Company shall pay and reimburse all SPAC Transaction Expenses, in each case by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of such termination; and (iv) if this Agreement is terminated by the Company pursuant to Section 9.1(b) (only if the Company would also have the right to terminate this Agreement pursuant to Section 9.1(d)) or pursuant to Section 9.1(d) or Section 9.1(e), SPAC shall pay and reimburse all Company Transaction Expenses by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of agreement by the Company Parties and SPAC of the amount of Company Transaction Expenses payable. The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the Parties to enter into this Agreement. The Parties further agree that the payments set forth in this Section 10.6(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) if this Agreement is terminated pursuant to Section 9.1; provided, that the foregoing shall not limit (x) the Company from liability for any willful breach of this Agreement, willful misconduct or fraud relating to events occurring prior to termination of this Agreement, or (y) the rights of SPAC to seek specific performance or other injunctive relief under Section 10.15 in lieu of terminating this Agreement. No Party shall be liable to the other Parties for any indirect, punitive, special or consequential losses or damages arising out of this Agreement.

(b)            For the avoidance of doubt, (x) any payments to be made (or to cause to be made) by SPAC pursuant to the provision in Section 10.6(a) shall be paid upon consummation of the Merger and release of proceeds from the Trust Account; and (y) the Company shall be solely responsible and pay for all of the FST Restructuring Expenses prior to and after the Closing, and if the Closing shall occur, any payment of the Unpaid Transaction Expenses from the proceeds of the Trust Account shall take priority over any payment of the FST Restructuring Expenses.

(c)            The Company shall be responsible for and shall pay all Transfer Taxes incurred in connection with the FST Restructuring. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.7.        Governing Law; Jurisdiction.

(a)            This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. Notwithstanding the foregoing, the Merger and the exercise of appraisal and dissenters’ rights under the Cayman Companies Act, the fiduciary or other duties of the board of directors of SPAC, CayCo and Merger Sub with respect of the Merger, shall in each case be construed, performed and enforced in accordance with the Laws of the Cayman Islands.

(b)            All Legal Proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Legal Proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Legal Proceedings in the manner provided in Section 10.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any Legal Proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any Party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 10.7.

10.8.        Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.9.        Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality.

10.10.      Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), (b) the Investor Rights Agreement, the Subscription Agreement, the Lock-up Agreement, the Sponsor Support Agreement and the Company Holders Support Agreement (the “Ancillary Agreements”), (c) the confidentiality agreement, dated as of May 17, 2023, between SPAC and the Company (the “Nondisclosure Agreement”), (d) the other Transaction Agreements (including the Plan of Merger), and (e) any other documents and instruments and agreements among the Parties hereto as contemplated or referred to herein, constitute the entire agreement among the Parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties, except as expressly set forth in this Agreement and the Ancillary Agreements.

10.11.      Amendments. Subject to applicable Law, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Merger Effective Time; provided, further, that after receipt of SPAC Shareholder Approval, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the SPAC Shareholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Shareholders.

10.12.     Publicity.

(a)            All press releases or other public communications relating to the Transactions and the FST Restructuring, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any Party; provided, that no Party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b)            The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing.

10.13.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.14.     Headings; Counterparts. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

10.15.     Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The Parties acknowledge and agree that the Parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.16.     Non-Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements: (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

10.17.     Non-Survival. Except (x) as otherwise contemplated by Section 9.2, or (y) in the case of claims against a Person in respect of such Person’s willful misconduct or fraud, each of the representations and warranties in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Closing and shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof).

10.18.     Legal Representation. Each of the Parties hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Merger Surviving Company) (all such parties, the “W&C Waiving Parties”), that White & Case LLP (“W&C”) may represent the shareholders or holders of other equity interests of the Sponsor or of SPAC or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Merger Surviving Company) (collectively, the “W&C WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other W&C Waiving Parties. Each of the Parties, on behalf of itself and the W&C Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to W&C’s prior representation of the Sponsor, SPAC and its Subsidiaries, or other W&C Waiving Parties. Each of the Parties, for itself and the W&C Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the W&C WP Group, on the one hand, and W&C (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Merger Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the W&C WP Group (the “W&C Privileged Communications”), without any waiver thereof. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&C Privileged Communications, whether located in the records or email server of the Merger Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the W&C Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

CHENGHE ACQUISITION I CO.

By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FEMCO STEEL TECHNOLOGY CO., LTD.

By:	/s/ David Chuang
Name:	DAVID CHUANG
Title:	Chairman

FST CORP.

By:	/s/ David Chuang
Name:	DAVID CHUANG
Title:	Director

FST MERGER LTD.

By:	/s/ David Chuang
Name:	DAVID CHUANG
Title:	Director

[Signature Page to Business Combination Agreement]

Exhibit A
Form of Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is entered into as of ______ by and among:

(i)	FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”);

(ii)	Femco Steel Technology, Co., Ltd., a company incorporated and in existence under the Laws of Taiwan (the “Company”);

(iii)	Chenghe Acquisition I Co., a Cayman Islands exempted company (“SPAC”);

(iv)	certain equityholders of the Company listed on Schedule I hereto (each, a “Company Holder” and collectively, the “Company Holders”); and

(v)	certain equityholders of SPAC, listed on Schedule II hereto that will receive CayCo Ordinary Shares (as defined below) pursuant to the transactions contemplated by the Business Combination Agreement (as defined below) (each, a “SPAC Holder” and collectively, the “SPAC Holders,” together with the Company Holders and any Person or entity who hereafter becomes a party to this Agreement pursuant to Section 7.2 of this Agreement, each a “Holder” and collectively the “Holders”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, CayCo, FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo (“Merger Sub”), the Company, and SPAC have entered into that certain Business Combination Agreement, dated as of December 22, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, SPAC and certain of the SPAC Holders are parties to that certain Registration and Shareholder Rights Agreement, dated January 24, 2022 (as amended on October 6, 2023 and from time to time, the “Prior SPAC Agreement”); and

WHEREAS, SPAC and the SPAC Holders desire to terminate the Prior SPAC Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior SPAC Agreement; and

WHEREAS, the Company and the Company Holders desire to enter into this Agreement, pursuant to which CayCo shall grant the Company Holders certain investor rights, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
DEFINITIONS

The following capitalized terms used herein have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Addendum Agreement” is defined in Section 7.2.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to CayCo, (i) would be required to be made in any Registration Statement in order for the applicable Registration not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) CayCo has a bona fide business purpose for not making such information public.

“affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that no Holder shall be deemed an affiliate of CayCo or any of its Subsidiaries for purposes of this Agreement and neither CayCo nor any of its Subsidiaries shall be deemed an affiliate of any Holder for purposes of this Agreement.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of CayCo.

“Business Combination Agreement” is defined in the Recitals to this Agreement.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands, Taiwan and Hong Kong, except a Saturday, Sunday or public holiday (gazetted or non-gazetted and whether scheduled or unscheduled).

“CayCo” is defined in the Preamble to this Agreement.

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“CayCo Ordinary Share” means an ordinary share, with par value US$0.0001 per share, of CayCo.

“Closing” has the meaning assigned to such term in the Business Combination Agreement.

“Closing Date” has the meaning assigned to such term in the Business Combination Agreement.

“Commission” means the SEC, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the Preamble to this Agreement.

“Company Holders” is defined in the Preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.6(a).

“Demanding Holder” is defined in Section 2.2.1.

“Effectiveness Period” is defined in Section 3.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1” means a Registration Statement on Form F-1.

“Form F-1 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Form F-3” means a Registration Statement on Form F-3 or any similar short-form registration that may be available at such time.

“Form F-3 Shelf” has the meaning assigned to such term in Section 2.1.1.

“Governing Documents” has the meaning assigned to such term in the Business Combination Agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Holder” shall have the meaning given in the Preamble to this Agreement, for so long as such Person or entity holds any Registrable Securities.

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“Holder Indemnified Party” is defined in Section 4.1.

“Indemnification Sources” is defined in Section 6.5.3.

“Indemnified Liabilities” is defined in Section 6.5.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Indemnitee-Related Entities” is defined in Section 6.5.3.

“Independent Director” means a director who is “independent” for the purposes of the listing and corporate governance rules and regulations of Nasdaq.

“Jointly Indemnifiable Claims” is defined in Section 6.5.3.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Maximum Number of Shares” is defined in Section 2.2.4.

“Merger” is defined in the Recitals to this Agreement.

“Merger Effective Time” has the meaning assigned to such term in the Business Combination Agreement.

“Merger Sub” is defined in the Recitals to this Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Registration Statement, in the light of the circumstances under which they were made) not misleading.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that CayCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of shareholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to CayCo Ordinary Shares, (c) causing the adoption of shareholders’ resolutions and amendments to CayCo’s Governing Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of shareholders of CayCo.

“New Registration Statement” is defined in Section 2.1.4.

“Notices” is defined in Section 7.5.

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“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior SPAC Agreement” is defined in the Recitals to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) any outstanding CayCo Ordinary Share or any other equity security (including CayCo Ordinary Share issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) held by an Holder as of immediately following the Merger Effective Time, (b) any outstanding CayCo Ordinary Shares or any other equity security (including CayCo Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) constituting SPAC Exchange Shares (as defined in the Business Combination Agreement), (c) any outstanding CayCo Ordinary Shares or any other equity security (including CayCo Ordinary Shares issued or issuable upon the exercise, conversion, exchange or redemption of any other equity security) issued in connection with Company Shareholders Subscription (as defined in the Business Combination Agreement), (d) the CayCo Warrants (including any CayCo Ordinary Share issued or issuable upon the exercise of any such CayCo Warrants) and (e) any other equity security of CayCo or any successor, issued or issuable with respect to any such CayCo Ordinary Share by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged, in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by CayCo to the transferee; (c) such securities shall have ceased to be outstanding; (d) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission); or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration Statement” means a registration statement filed by CayCo with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.6(a).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“SEC” means the United States Securities and Exchange Commission.

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“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.6(a)(ii).

“SPAC” is defined in the Preamble to this Agreement.

“SPAC Holders” is defined in the Preamble to this Agreement.

“Sponsor” means Chenghe Investment I Co., an exempted company incorporated under the Laws of Cayman Islands.

“Sponsor Indemnitees” is defined in Section 6.5.1.

“Sponsor Parties” means each of the Sponsor, LatAmGrowth Sponsor LLC and any Person to whom CayCo Ordinary Shares have been transferred and is or has become parties to this Agreement pursuant to one of the following types of transfers (irrespective of whether a restriction on Transfer then applies): (i) Transfers of CayCo Ordinary Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other Person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (ii) Transfers by will or intestate succession upon the death of the undersigned; (iii) the Transfer of CayCo Ordinary Shares pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (iv) if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (a) Transfers to any affiliate, including another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (b) distributions of CayCo Ordinary Shares to partners, limited liability company members or shareholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (v) if the Holder is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) Transfers to the officers or directors of CayCo or the Sponsor or their respective affiliates; (vii) Transfers to a nominee or custodian of a Person or entity to whom a disposition or transfer would be permissible under the foregoing clauses (i) through (vi).

“Subsequent Shelf” has the meaning assigned to such term in Section 2.1.3.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member, and, in each case of the foregoing clauses (i) and (ii), any predecessor or successor of such other Person.

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“Transfer” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any CayCo Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any CayCo Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Notwithstanding the foregoing, a Transfer shall not be deemed to include (x) any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer or (y) a transfer by a Sponsor Party to another Sponsor Party.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” means an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

Article 2
REGISTRATION RIGHTS.

2.1              Resale Shelf Registration Rights.

2.1.1            Registration Statement Covering Resale of Registrable Securities. Within thirty (30) calendar days following the Closing Date, CayCo shall prepare and file or cause to be prepared and filed with the Commission, a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”, together with the Form F-1 Shelf, the “Resale Shelf Registration Statement”, as the case may be), if CayCo is then eligible to use a Form F-3 Shelf, in each case, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing). CayCo shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (a) the thirtieth (30th) calendar day following the filing date hereof if the Commission notifies CayCo that it will “review” the Registration Statement, and (b) the tenth (10th) Business Day after the date CayCo is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event CayCo files a Form F-1 Shelf, CayCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any subsequent Resale Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after CayCo is eligible to use a Form F-3 Shelf. CayCo’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.2            Notification and Distribution of Materials. CayCo shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

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2.1.3            Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, CayCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith, as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act, with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If a Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, CayCo shall use commercially reasonable efforts to as promptly as is reasonably practicable (a) cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including using commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), (b) amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement, or (c) prepare and file an additional Resale Shelf Registration Statement (a “Subsequent Shelf”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf is filed pursuant to this Section 2.1.3, CayCo shall use commercially reasonable efforts to (a) cause such Subsequent Shelf to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and (b) keep such Subsequent Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf shall be on Form F-3 to the extent that CayCo is eligible to use such form, and shall be an automatic shelf registration statement as defined in Rule 405 promulgated under the Securities Act if CayCo is a well-known, seasoned issuer as defined in Rule 405 promulgated under the Securities Act, at the most recent applicable eligibility determination date. CayCo’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.2.

2.1.4            Change in Registration. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs CayCo that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, CayCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available, to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, CayCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available, written or oral guidance; comments; requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that CayCo used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis, based on the total number of Registrable Securities held by the Holders, and subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders. In the event that CayCo amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, CayCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to CayCo or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available, to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

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2.1.5            Notice of Certain Events. CayCo shall promptly notify the Holders in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). CayCo shall promptly notify each Holder, in writing, of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto, or any post-effective amendment to the Resale Shelf Registration Statement, and of the effectiveness of any post-effective amendment.

2.1.6            Underwritten Takedown.

(a)            If CayCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least US$10 million (the requesting holder(s) shall be referred to herein as the (“Requesting Holder”)) that CayCo effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then CayCo shall promptly give notice of such requested, Underwritten Takedown (each such request shall be referred to herein as a (“Demand Takedown”)) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Holders, and thereupon shall use its reasonable, best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)            subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.6(a), and

(ii)            subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested CayCo to offer by request, received by CayCo within seven (7) Business Days after such holders receive CayCo’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(b)            Promptly after the expiration of the seven (7)-Business Day-period referred to in Section 2.1.6(a)(ii), CayCo will notify all Selling Holders of the identities of the other Selling Holders and the number of Registrable Securities requested to be included therein.

(c)            CayCo shall only be required to effectuate no more than three (3) Underwritten Takedowns in any twelve (12)-month period, after giving effect to Section 2.2.1.

(d)            If the managing underwriter in an Underwritten Takedown advises CayCo and the Requesting Holder(s) that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis, based on the total number of Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first, based on the number of Registrable Securities held by such Holders).

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2.1.7            Selection of Underwriters. The Requesting Holder shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters selected shall be reasonably acceptable to CayCo. In connection with an Underwritten Takedown, CayCo shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required, in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.8            Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

2.1.9            Block Trades. Notwithstanding any other provision of this Agreement, if a Requesting Holder wishes to consummate a Block Trade (on either a Commission registered or non-registered basis), then notwithstanding the time periods and piggyback rights otherwise provided herein, such Requesting Holder shall, if it would like the assistance of CayCo, endeavor to give CayCo sufficient advance notice in order to prepare the appropriate documentation for such transaction. Such Requesting Holder, if requesting a Commission registered underwritten Block Trade, (1) shall give CayCo written notice of the transaction and the anticipated launch date of the transaction at least two (2) Business Days prior to the anticipated launch date of the transaction, (2) CayCo shall be required to only notify the other Requesting Holders of the transaction and none of the other Holders, (3) the other Requesting Holders shall have one (1) Business Day prior to the launch of the transaction to determine if they wish to participate in the Block Trade, and (4) CayCo shall include in the Block Trade only shares held by the Requesting Holders. Any Registration effected pursuant to this Section 2.1.9 shall not be counted as Demand Registrations effected pursuant to Section 2.2, but shall be deemed an Underwritten Takedown, and within the cap on Underwritten Takedowns provided in Section 2.1.6(c). The Requesting Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable, nationally recognized investment banks).

2.2              Demand Registration.

2.2.1            Request for Registration. During such time when there is no effective Resale Shelf Registration Statement, at any time, and from time to time after the Merger Effective Time, if any, (i) the SPAC Holders who hold at least fifteen per cent (15%) of the Registrable Securities held by all SPAC Holders or (ii) Company Holders who hold US$20 million of the Registrable Securities held by all Company Holders, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form F-1 or any similar, long-form Registration or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. CayCo will, within five (5) days of its receipt of the Demand Registration, notify all Holders that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify CayCo within five (5) days after the receipt by the holder of the notice from CayCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. CayCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six (6)-month period; or (b) more than six (6) Underwritten Demand Registrations in respect of all Registrable Securities held by the Holders, provided that if the Registrable Securities sought to be included in the Registration pursuant to this Section 2.2.1 are not fully included in such Registration for any reason other than solely due to the action or inaction of the Holders, then such Registration shall not be deemed to constitute a Demand Registration pursuant to this Section 2.2.1.

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2.2.2            Effective Registration. A Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) CayCo has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

2.2.3            Underwritten Offering. If the Demanding Holders so elect and such holders so advise CayCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering with an estimated market value of at least US$10 million. In such an event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting, and the inclusion of such holder’s Registrable Securities in the underwriting, to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of CayCo, provided that such approval shall not be withheld by CayCo unreasonably.

2.2.4            Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises CayCo and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other CayCo Ordinary Shares or other securities which CayCo desires to sell and CayCo Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of CayCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the (“Maximum Number of Shares”)), then CayCo shall include in such registration: (i) the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities for the account of other Persons that CayCo is obligated to register pursuant to written contractual arrangements with such Persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5            Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to CayCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse CayCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.2) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.2.

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2.3              Piggy-Back Registration.

2.3.1            Piggy-Back Rights. If CayCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by CayCo for its own account or for shareholders of CayCo for their account (or by CayCo and by shareholders of CayCo) including, without limitation, pursuant to Section 2.1, other than a Registration Statement (i) filed pursuant to Section 2.1 hereof; (ii) filed in connection with any employee stock option or other benefit plan, (iii) for an exchange offer or offering of securities solely to CayCo’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of CayCo, (v) filed on Form F-4, related to any merger, acquisition or business combination, (vi) for a dividend reinvestment plan or (vii) filed in connection with a Block Trade by one or more holders of Registrable Securities in accordance with Section 2.1.9, then CayCo shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). CayCo shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of CayCo, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form, with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.3.2            Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises CayCo and the holders of Registrable Securities in writing that the dollar amount or number of CayCo Ordinary Shares which CayCo desires to sell, taken together with CayCo Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then CayCo shall include in any such registration:

(a)            If the Registration is undertaken for CayCo’s account: (i) CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities for the account of other persons that CayCo is obligated to register pursuant to written contractual piggy-back registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares; and

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(b)            If the registration is a “demand” registration undertaken at the demand of Persons other than the holders of Registrable Securities, (i) CayCo Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (ii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), CayCo Ordinary Shares or other securities that CayCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), CayCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (iv) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i), (ii) and (iii), CayCo Ordinary Shares or other securities for the account of other Persons that CayCo is obligated to register, pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.

2.3.3            Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to CayCo of such request to withdraw, prior to the effectiveness of the Registration Statement. CayCo (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, CayCo shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration, as provided in Section 3.3.

2.3.4            Unlimited Piggy-Back Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof, and there shall be no limit on the number of Piggy-Back Registrations.

Article 3
REGISTRATION PROCEDURES.

3.1          Filings; Information. Whenever CayCo is required to effect the registration of any Registrable Securities pursuant to Article 2 or effecting an underwritten Block Trade, CayCo shall use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1            Filing Registration Statement. CayCo shall use commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.2, prepare and file with the Commission a Registration Statement on any form for which CayCo then qualifies or which counsel for CayCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the Effectiveness Period; provided, however, that CayCo shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any “demand” registration to which such Piggy-Back Registration relates, in each case if CayCo shall furnish to the holders a certificate signed by the chief executive officer or chief financial officer of CayCo stating that, in the good faith judgment of the Board, it would be materially detrimental to CayCo and its shareholders for such Registration Statement to be effected at such time.

3.1.2            Limitations. CayCo shall not have the right to exercise the right set forth in the immediately preceding section on more than one occasion for more than sixty (60) total days in aggregate during any twelve (12)-month period.

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3.1.3            Copies. CayCo shall, at least ten (10) days prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.4            Amendments and Supplements. CayCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

3.1.5            Notification. After the filing of a Registration Statement, CayCo shall promptly, and in no event more than two (2) Business Days after the occurrence of any of the events set forth in this section, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and CayCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. CayCo shall promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment prepared in connection with the immediate preceding proviso; provided that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, CayCo shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.6            Securities Laws Compliance. CayCo shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of CayCo and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that CayCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

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3.1.7            Agreements for Disposition. CayCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of CayCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of CayCo.

3.1.8            Comfort Letter. CayCo shall obtain a “cold comfort” letter from CayCo’s independent registered public accountants or auditor in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders.

3.1.9            Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, CayCo shall obtain an opinion and an negative assurance letter, dated such date, of one (1) counsel representing CayCo for the purposes of such Registration, addressed to the Holders participating in such Registration, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders.

3.1.10            Cooperation. The chief executive officer of CayCo, the chief financial officer of CayCo, the chief accounting officer of CayCo and all other officers and members of the management of CayCo shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders. CayCo shall use its reasonable efforts to make available the chief executive officer of CayCo, the chief financial officer of CayCo and all other officers and members of the management of CayCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.11            Records. Upon execution of confidentiality agreements, CayCo shall make available for inspection by the Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of CayCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause CayCo’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.12            Earnings Statement. CayCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

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3.1.13            Listing. CayCo shall cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by CayCo are then listed or designated.

3.1.14            Market Stand-Off. In connection with any underwritten offering of equity securities of CayCo (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any CayCo Ordinary Shares or other equity securities of CayCo (other than those included in such offering pursuant to this Agreement), without the prior written consent of CayCo, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders); provided that, such agreement shall not be materially more restrictive than any similar agreement entered into by the directors and executive officers of CayCo participating in such underwritten offering; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

3.2          Obligation to Suspend Distribution. Upon receipt of any notice from CayCo of the occurrence of the event described in provision (iv) of the first sentence of Section 3.1.5, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities, pursuant to the Registration Statement covering such Registrable Securities, until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.5 or it is advised by the Company in writing that the use of the Registration Statement can be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require CayCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to CayCo for reasons beyond CayCo control, CayCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose. CayCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3          Registration Expenses. Except as set forth in Section 2.2.5, CayCo shall bear all costs and expenses incurred in connection with the preparation, printing and distribution of the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.6(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) CayCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for CayCo and fees and expenses for independent certified public accountants retained by CayCo; (viii) the fees and expenses of any special experts retained by CayCo in connection with such registration, and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration, not to exceed $150,000 without the consent of CayCo. CayCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all participating Holders and CayCo shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

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3.4          Information. The Holders of Registrable Securities shall promptly provide such information as may reasonably be requested by CayCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with CayCo’s obligation to comply with Federal and applicable state securities Laws.

Article 4
INDEMNIFICATION AND CONTRIBUTION.

4.1          Indemnification by CayCo. CayCo agrees to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Holder, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by CayCo of the Securities Act or any rule or regulation promulgated thereunder applicable to CayCo and relating to action or inaction required of CayCo in connection with any such registration; and CayCo shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or Action; provided, however, that CayCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to CayCo, in writing, by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2          Indemnification by Holders of Registrable Securities. Each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless CayCo, each of its directors and officers, and each other selling Holder and each other Person, if any, who controls another selling Holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or Actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to CayCo by such selling Holder expressly for use therein, or is based on any selling Holder’s violation of the federal securities Laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse CayCo, its directors and officers, and each other selling Holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or Action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder in connection with such Registration.

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4.3          Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any Action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or Action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or Action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or Action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any Action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of Registrable Securities.

4.4          Contribution.

4.4.1            If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or Action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or Action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or Action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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4.4.2            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3            The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or Action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article 5
RE-SALE RIGHT AND RULE 144 REPORTING

5.1          Re-Sale Right. CayCo shall, at its own cost, use its best efforts to assist the Holder in the sale or disposition of, and to enable the Holder to sell under Rule 144, the maximum number of its Registrable Securities, including, without limitation: (a) the prompt delivery of applicable instruction letters to CayCo’s transfer agent to remove legends from the Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from CayCo’s counsel in forms reasonably satisfactory to the Holder’s counsel, (c) if CayCo has depositary receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to CayCo’s share registrar and depositary agent to convert the Holder’s securities into depositary receipts or vice versa, or similar instruments to be deposited in or transfer out of the Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holder, and (iii) taking any and all other steps necessary to facilitate the conversion into depositary receipts or similar instruments (for the avoidance of doubt, CayCo shall not be obligated to pay any American depositary share issuance or transfer fees or expenses and stock transfer taxes in relation to any sale or disposition of the Registrable Securities).

5.2          Rule 144 Reporting. CayCo agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) file with the SEC in a timely manner all reports and other documents required of CayCo under the Securities Act and the Exchange Act; and (c) furnish to the Holder promptly upon request (i) a written statement by CayCo as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of CayCo, and (iii) such other reports and documents of CayCo as the Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

Article 6
GOVERNANCE

6.1          Board of Directors.

6.1.1            Composition of the Board. At and following the Closing, each Holder, severally and not jointly, agrees with CayCo to take all Necessary Action to cause (x) the Board to be comprised of five (5) directors (provided that, the Board may, pursuant to unanimous resolution, increase the size of the Board from time to time); (y) one (1) of whom should be nominated by the Sponsor (the “Sponsor Directors”); and (z) at least three (3) of whom shall be Independent Directors. The Chairperson of the Board of Directors of CayCo shall serve in such capacity in accordance with the terms of CayCo’s Governing Documents.

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6.1.2            Sponsor Representation. So long as the Sponsor Parties beneficially own any CayCo Ordinary Shares, CayCo shall take all Necessary Action to cause the individuals nominated by the Sponsor for election as directors pursuant to this Agreement to be elected at the applicable meetings of shareholders of CayCo.

6.1.3            Other Directors. All other directors not nominated pursuant to Section 6.1.2 shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board or as required by applicable Law; provided that, at least three (3) of whom shall be Independent Directors.

6.1.4            Removal; Vacancies. The Sponsor shall have the exclusive right to (a) remove its nominees from the Board, and CayCo shall take all Necessary Action to cause the removal of any such nominee at the request of the Sponsor and (b) designate directors for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and CayCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement directors designated by the Sponsor to fill any such vacancies created pursuant to clause (a) or (b) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

6.1.5            Committees. In accordance with CayCo’s Governing Documents, (i) the Board shall establish and maintain committees of the Board for Audit, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board (including Compensation and/or Nominating Committee). Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Sponsor Parties beneficially own any CayCo Ordinary Shares, unless the Sponsor Parties otherwise agree in writing, CayCo shall take, and each Holder, severally and not jointly, agrees with CayCo and the Sponsor to take, all Necessary Action to have one (1) Sponsor Director appointed to serve on each committee of the Board.

6.1.6            Reimbursement of Expenses. CayCo shall reimburse the directors for all reasonable, out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

6.1.7            Indemnification; Amendments. For so long as any Sponsor Director serves as a director of CayCo, (i) CayCo shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of CayCo, (ii) CayCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, CayCo’s Governing Documents and any indemnification agreements with directors (whether such right is contained in the Governing Documents or another document) (except to the extent such amendment or alteration permits CayCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto), and (iii) CayCo’s Governing Documents if the purpose of such amendment, alteration, repeal or waiver is to adversely affects the rights or obligations of the Sponsor or the Sponsor Director under to this Agreement.

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6.2          CayCo Cooperation; Policies.

6.2.1            CayCo shall take all Necessary Action to cause the Board to consist of the number of directors specified in Section 6.1 and to include in the slate of nominees to be voted upon by the shareholders of CayCo the Persons designated for nomination to the Board in accordance with this Section 6.1. CayCo shall use the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of CayCo with respect to the applicable meeting of shareholders or action by written consent.

6.2.2            For so long as any Sponsor Director is serving or participating on the Board, (i) CayCo shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to CayCo of any trades in CayCo’s securities) or similar guideline or policy with respect to the trading of securities of CayCo that applies to any shareholder of CayCo in its capacity as such or any shareholder’s affiliates (including a policy that limits, prohibits, or restricts any shareholder of CayCo or its affiliates from entering into any hedging or derivative arrangements), in each case other than any director designee of such shareholder (including in respect of the Sponsor, the Sponsor Directors) solely in his or her individual capacity, (ii) any share ownership requirement for the Sponsor Directors serving on the Board will be deemed satisfied by the securities owned by the Sponsor, the Sponsor Parties and/or their respective affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the transfers of securities by the Sponsor, the Sponsor Parties or their respective affiliates, and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Sponsor Director (x) accepting an invitation to serve on another board of directors of a company whose principal lines(s) of business do not compete with the principal line(s) of business of CayCo or failing to notify an officer or director of CayCo prior to doing so, (y) receiving compensation from the Sponsor or its affiliates, or (z) failing to offer his or her resignation from the Board except as otherwise expressly provided in this Agreement, and, in each case of this Section 6.2.2(i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 6.2.2 shall not apply to the extent inconsistent with this Section 6.2.2.

6.3          Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of CayCo and the Holders agrees and acknowledges that the directors designated by the Sponsor may share confidential, non-public information about CayCo and its Subsidiaries (“Confidential Information”) with the Sponsor Parties. Each Sponsor Party recognizes that it, or its affiliates and representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause CayCo substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Sponsor Party covenants and agrees with CayCo that it will not (and will cause its respective controlled affiliates and representatives not to) at any time, except with the prior written consent of CayCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such party, (b) disclosure is required by applicable Law (including any filing following the Closing with the Commission pursuant to applicable securities Laws) or court of competent jurisdiction or requested by a governmental or regulatory authority; provided that, (other than in the case of any required filing following the Closing with the Commission, or in connection with any routine audit or examination as described below) such Sponsor Party promptly notifies CayCo of such requirement or request, and takes commercially reasonable steps, at the sole cost and expense of CayCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Sponsor Party before, on or after the Closing, without restriction, from a source (other than CayCo) without any breach of duty to CayCo or (d) such information was independently developed by such Sponsor Party, its affiliates or its representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Sponsor Party from disclosing Confidential Information (x) to any affiliate or representative of such Sponsor Party, or any limited partner, member or shareholder of any of the foregoing, provided that, such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information, and such Sponsor Party shall be responsible for any breach of this Section 6.3 by any such Person, or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Sponsor Party in connection with a routine audit or examination that is not specifically directed at CayCo or the Confidential Information, provided that, such Sponsor Party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any affiliate of the Sponsor Parties unless such Confidential Information is actually provided to such Person.

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6.4          Other Business Opportunities.

6.4.1            The parties expressly acknowledge and agree that to the fullest extent permitted by applicable Law: (i) the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa), or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) and the director nominees of the foregoing) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as CayCo or any of its Subsidiaries or deemed to be competing with CayCo or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to CayCo or any of its Subsidiaries, or any other Holder or holder of share capital of CayCo the right to participate therein; (ii) the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) and the director nominees of the foregoing) may invest in, or provide services to, any Person that directly or indirectly competes with CayCo or any of its Subsidiaries; and (iii) in the event that the Sponsor (including (a) its affiliates, (b) any portfolio company in which it or any of its affiliates or investment fund affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members (or other similar, direct or indirect investors) or any director nominee of the foregoing, respectively) acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for CayCo or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo (or its respective affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to CayCo or any of its Subsidiaries or any other Holder or holder of share capital of CayCo (or its respective affiliates). For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable Law, any right of CayCo or any of its Subsidiaries or any Holder, with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by Law.

6.4.2            Each of the parties hereby, to the fullest extent permitted by applicable Law:

(a)            confirms that none of the Sponsor nor any of its affiliates have any duty to CayCo or any of its Subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Agreement;

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(b)            acknowledges and agrees that (a) in the event of any conflict of interest between CayCo or any of its Subsidiaries, on the one hand, and any of the Sponsor or any of its affiliates (or any director nominee of the foregoing acting in his or her capacity as such), on the other hand, the Sponsor or such applicable affiliates (or any director nominee of the foregoing acting in his or her capacity as a director) may act in its best interest, and (b) none of the Sponsor or any of its affiliates or any director nominee of the foregoing acting in his or her capacity as a director or observer, shall be obligated (1) to reveal to CayCo or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its affiliates, or (2) to recommend or take any action in its capacity as a direct or indirect shareholder or director, as the case may be, that prefers the interest of CayCo or its Subsidiaries over the interest of such Person; and

(c)            waives any claim or cause of action against any of the Sponsor and any of its affiliates, and any officer, employee, agent or affiliate of any such Person that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under this Section 6.4.

6.4.3            Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 6.4 shall not apply to any alleged claim or cause of action against any of the Sponsor, based upon the breach or non-performance by such Person of this Agreement or any other agreement to which such Person is a party.

6.4.4            The provisions of this Section 6.4, to the extent that they restrict the duties and liabilities of any of the Sponsor or its affiliates or any director nominee of the foregoing otherwise existing at law or in equity, are agreed by the parties to replace such other duties and liabilities of the Sponsor or any of its affiliates or any director nominee of the foregoing to the fullest extent permitted by applicable Law.

6.5          Indemnification; Exculpation.

6.5.1            As an inducement for the Sponsor to enter into this Agreement and approve the transactions contemplated by the Business Combination Agreement, subject in each case to restrictions under applicable Law, CayCo will, and CayCo will cause each of its Subsidiaries to, jointly and severally indemnify, exonerate and hold the Sponsor and its direct and indirect partners, equityholders, members, managers, affiliates, directors, officers, shareholders, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Sponsor Indemnitees”) free and harmless from and against any and all Actions, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Sponsor Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any Action arising directly or indirectly out of, or in any way relating to, (i) any Sponsor’s or its affiliates’ ownership of equity securities of CayCo or any of its Subsidiaries or control of or ability to influence CayCo or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Agreement by such Sponsor Indemnitee or its affiliates or other related Persons or, subject to applicable Law, the breach of any fiduciary or other duty or obligation of such Sponsor Indemnitee to its direct or indirect equityholders, creditors or affiliates, (y) to the extent such control or the ability to control CayCo or any of its Subsidiaries derives from such Sponsor’s or its affiliates’ capacity as an officer or director of CayCo or any of its Subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of CayCo or any of its Subsidiaries, or (iii) any services provided prior to, on or after the date of this Agreement by any Sponsor or its affiliates to CayCo any of its Subsidiaries; provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, CayCo will, and will cause its Subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law. For the purposes of this Section 6.5, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Sponsor Indemnitee as to any previously advanced indemnity payments made by CayCo or any of its Subsidiaries, then such payments shall be promptly repaid by such Sponsor Indemnitee to CayCo and its Subsidiaries. The rights of any Sponsor Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Governing Documents of CayCo or its Subsidiaries.

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6.5.2            CayCo will, and will cause each of its Subsidiaries to, jointly and severally, reimburse any Sponsor Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.5, or any action or proceeding arising therefrom, whether or not such Sponsor Indemnitee is a party thereto. CayCo or its Subsidiaries, in the defense of any Action for which a Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.5, may, without the consent of such Sponsor Indemnitee, consent to the entry of any judgment or enter into any settlement, if and only if, it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Sponsor Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Sponsor Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Sponsor Indemnitee, and provided that, the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by CayCo or its Subsidiaries.

6.5.3            CayCo acknowledges and agrees that CayCo shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to any Sponsor Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) CayCo’s Governing Documents, each as amended, (ii) any director indemnification agreement, (iii) this Agreement, any other agreement between CayCo or any of its Subsidiaries and such Sponsor Indemnitee (or its affiliates) pursuant to which such Sponsor Indemnitee is indemnified, (iv) the Laws of the jurisdiction of incorporation or organization of any Subsidiary of CayCo, and/or (v) the Governing Documents of CayCo’s Subsidiaries ((i) through (v) above, collectively, the “Indemnification Sources”), irrespective of any right of recovery such Sponsor Indemnitee (or its affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than CayCo, any of its Subsidiaries or the insurer under and pursuant to any insurance policy of CayCo or any of its Subsidiaries) from whom such Sponsor Indemnitee may be entitled to indemnification with respect to which, in whole or in part, CayCo or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall CayCo or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Sponsor Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Sponsor Indemnitee or the obligations of CayCo or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Sponsor Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) CayCo shall, and to the extent applicable shall cause its Subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by CayCo and/or any of its Subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Sponsor Indemnitee against CayCo and/or any of its Subsidiaries, as applicable, and (z) such Sponsor Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each party hereto agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 6.5, entitled to enforce this Section 6.5.3 as though each such Indemnitee-Related Entity were a party to this Agreement. CayCo shall cause each of its Subsidiaries to perform the terms and obligations of this Section 6.5.3 as though each such Subsidiary were a party to this Agreement. For purposes of this Section 6.5.3, the term (“Jointly Indemnifiable Claims”) shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Sponsor Indemnitee shall be entitled to indemnification from both (1) CayCo and/or any of its Subsidiaries, pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Sponsor Indemnitee (or its affiliates), pursuant to which such Sponsor Indemnitee is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Governing Documents of any Indemnitee-Related Entity, on the other hand.

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6.5.4            In no event shall any Sponsor Indemnitee be liable to CayCo or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Sponsor Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction.

6.5.5            Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 6.5, the term Sponsor Indemnitees shall not include any Sponsor or its any of its partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of CayCo or any of its Subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Agreement and/or the Governing Documents and other agreements and instruments of CayCo and its Subsidiaries (including as contemplated in Section 6.1).

6.5.6            The rights of any Sponsor Indemnitee to indemnification pursuant to this Section 6.5 will be in addition to any other rights any such Person may have under any other section of this Agreement or any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Governing Documents of CayCo and its Subsidiaries.

Article 7
MISCELLANEOUS.

7.1          Other Registration Rights and Arrangements. SPAC represents and warrants that no other shareholders of SPAC, other than a SPAC Holder has any right to require CayCo to register any of CayCo Ordinary Shares for sale or to include CayCo Ordinary Shares in any registration filed by CayCo for the sale of shares for its own account or for the account of any other Person. The Company represents and warrants that no other shareholder of the Company, other than a Company Holder has any right to require CayCo to register any of CayCo Ordinary Shares for sale or to include CayCo Ordinary Shares in any registration filed by CayCo for the sale of shares for its own account or for the account of any other Person. SPAC and the SPAC Holders hereby terminate the Prior SPAC Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.

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7.2          Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of CayCo hereunder may not be assigned or delegated by CayCo in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4, Section 6.1.7, Section 6.5 and this Section 7.2. The rights of a Holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to CayCo a properly completed agreement, to be bound by the terms of this Agreement substantially in form, attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to CayCo, no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

7.3          Amendments and Modifications. Upon the written consent of CayCo, the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment or modification hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of share capital of CayCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that any amendment or modification to, or waiver of, Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) that adversely affects any right granted to the Sponsor (including with respect to the Sponsor Director) shall require the prior written consent of the Sponsor. No course of dealing between any holder or CayCo and any other party hereto or any failure or delay on the part of a holder or CayCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder or CayCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.4          Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement or (ii) the date as of which (a) all of the Registrable Securities have been sold, pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that with respect to any Holder, such Holder will have no rights under this Agreement and all obligations of CayCo to such Holder under this Agreement shall terminate upon the earliest date (x) such Holder ceases to hold any Registrable Securities and (y) such Holder is permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale; provided, further, that notwithstanding the foregoing, the provisions of Article 6 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall terminate on the date upon which the Sponsor no longer has the right to nominate or designate any individual to serve as a director of CayCo (including pursuant to Section 6.1.4). Notwithstanding anything herein to the contrary, the provisions of Section 6.1.7(ii), Section 6.4, Section 6.5 and Article 7 (including with respect to any defined term as used therein, whether or not such defined term is defined therein) shall survive, and remain in full force and effect following, any termination of this Agreement.

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7.5          Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to CayCo:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township, Chiayi County 621018, Taiwan

Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw

with a copy (which will not constitute actual or constructive notice) to:

Landi Law Firm

15F-1, No. 105, Guo’an 1st Rd, Xitun District

Taichung City 407, Taiwan

Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

If to a Holder, to the address set forth under such Holder’s signature to this Agreement or to such Holder’s address as found in CayCo’s books and records.

7.6          Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 7.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.6.

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7.7          WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

7.8          Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior SPAC Agreement.

7.9          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

7.10        Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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7.11        Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FST CORP.

By:
Name: David Chuang
Title: Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FEMCO STEEL TECHNOLOGY, CO., LTD.

By:
	Name:	莊宇龍
	Title:	Chairman

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CHENGHE ACQUISITION I CO.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDER

Name:

[Signature Page to Investor Rights Agreement]

SCHEDULE I

COMPANY HOLDERS

[****]

SCHEDULE II

SPAC HOLDERS

[****]

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on                 , 20        , by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement dated as of                 , 20       (the “Agreement”), by and among CayCo and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1.            Acknowledgment. New Holder acknowledges that New Holder is acquiring certain CayCo Ordinary Shares (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Holder” and a holder of Registrable Securities for all purposes under the Agreement.

2.            Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3.            Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED
Print Name:	FST CORP.

By:	By:

Exhibit B
Form of Lock-Up Agreement

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of ____________ by and between FST Corp., a Cayman Islands exempted company limited by shares (“CayCo”), and each of Chenghe Investment I Limited, a Cayman Islands exempted company limited by shares (“Sponsor”), the Persons set forth on Schedule I hereto (the “Sponsor Key Holders”) and certain shareholders of the Company (as defined below), set forth on Schedule II hereto (such shareholders, the “Company Holders”). The Sponsor, the Sponsor Key Holders, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Chenghe Acquisition I Co., a Cayman Islands exempted company (the “SPAC”), CayCo, FST Merger Ltd., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo, (“Merger Sub”) and Femco Steel Technology Co., Ltd., a company incorporated and in existence under the Laws of Taiwan with uniform commercial number of 04465819 (the “Company”) have entered into that certain Business Combination Agreement, dated as of December 22, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, in accordance with applicable Laws, CayCo and the Company will conduct and consummate the FST Restructuring one (1) Business Day before the Closing Date;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands, the parties thereto desire to enter into a business combination transaction, whereby one (1) Business Day after the FST Restructuring Closing and at the Merger Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving company and a wholly owned subsidiary of CayCo (the “Merger”), and SPAC will change its name to “FST Ltd.”;

WHEREAS, in consideration for the benefits to be received by each Holder under the terms of the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, each Company Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, SPAC, Sponsor and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Shares shall become subject to limitations on Transfer as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, CayCo hereby agrees with each of the Holders as follows:

1.            Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)            “Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is six (6) months after the Closing Date, or (ii) subsequent to the Closing Date, the date on which (x) the closing trading price of the CayCo Ordinary Shares equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period at least one-hundred and fifty (150) days after the Closing Date; or (y) the consummation of a bona fide liquidation, merger, stock exchange, reorganization, tender offer, change of control or other similar transaction which results in all of the CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date;

(b)            “Lock-Up Shares” shall mean with respect to (i) the Sponsor, the Sponsor Key Holders and their respective Permitted Transferees, the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or CayCo Ordinary Shares acquired in the public market); and (ii) the Company Holders and their respective Permitted Transferees, (A) the CayCo Ordinary Shares held by such Person immediately following the Closing (excluding any PIPE Shares or CayCo Ordinary Shares acquired in the public market); and (B) CayCo Ordinary Shares issued to directors and officers of CayCo upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing;

(c)            “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b);

(d)            “PIPE Shares” shall mean CayCo Ordinary Shares sold in the PIPE Investment; and

(e)            “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) public announcement of any intention to effect any transaction, including the filing of a registration statement, as specified in clause (i) or (ii).

2.            Lock-Up Provisions.

(a)            Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period:

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(b)            Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to (A) CayCo’s officers or directors; (B) any affiliates or family members of CayCo’s officers or directors; (C) any director, officer, employee, direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Key Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the partners, members or equity holders of such Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vii) to CayCo; (viii) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (ix) forfeitures of CayCo Ordinary Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (x) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer or change of control approved by the board of directors of CayCo (“Board of Directors”) or a duly authorized committee thereof or other similar transaction which results in all of CayCo’s shareholders having the right to exchange their CayCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; (xi) in connection with any legal, regulatory or other order; or (xii) in connection with any transfer or assignment permitted or provided in the SPAC SEC Filings; provided, however, that in the case of clauses (i) through (vi) such Permitted Transferees must enter into a written agreement with CayCo agreeing to be bound by the transfer restrictions in this Section 2.

(c)            In order to enforce this Section 2, CayCo may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)            For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of CayCo with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares that such Holders is entitled to vote.

(e)            If any Holder is granted a release or waiver from any lock-up agreement (such holder a “Triggering Holder”) executed in connection with the Closing prior to the expiration of the Lock-Up Period, then each other Holder shall also be granted an early release from their respective obligations hereunder on the same terms and on a pro-rata basis with respect to such number of Lock-Up Shares, rounded down to the nearest whole security, equal to the product of (i) the total percentage of Lock-Up Shares held by the Triggering Holder immediately following the consummation of the Closing that are being released from this Agreement multiplied by (ii) the total number of Lock-Up Shares held by the Holders immediately following the consummation of the Closing.

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3.            Miscellaneous.

(a)            Amendment; Waiver. Upon (i) the approval of a majority of the total number of directors serving on the Board of Directors who are not nominated or designated pursuant to contractual rights of Holders; (ii) the written consent of the Sponsor; and (iii) the written consent of the Holders of a majority of the total Lock-Up Shares, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by CayCo, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a holder of Lock-Up Shares, shall require the consent of the Holder so affected. No course of dealing between any Holder or CayCo and any other party hereto or any failure or delay on the part of a Holder or CayCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or CayCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(b)            Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise); (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice); or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to CayCo or the Company:

Femco Steel Technology Co., Ltd.
No. 3, Gongye 1st Rd., Minxiong Township

Chiayi County 621018, Taiwan

Attention:	Marie Chao
Email:	marie.chao@fstshafts.com.tw

with a copy (which shall not constitute notice) to:

Landi Law Firm

15F-1, No. 105, Guo’an 1st Rd, Xitun District

Taichung City 407, Taiwan

Attention:	Francis Chang
Email:	FC@landilawyer.com.tw

If to the Sponsor:

Chenghe Investment I Limited
38 Beach Road #29-11
South Beach Tower
Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

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with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas

New York, NY, 10020-1095

The United States

Attention:	Joel Rubinstein
Jessica Zhou
Steven Sha
Email:	joel.rubinstein@whitecase.com
jessica.zhou@whitecase.com
steven.sha@whitecase.com

If to any Holder, at such Holder’s address or email address as set forth in the Schedule II.

(c)            Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d)            Rights of Third Parties. Except with respect to any Non-Recourse Party (as defined below), nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(e)            Governing Law; Jurisdiction. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 3(b) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto; and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3(e).

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(f)            Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(g)            Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of CayCo or any of the Holders under any other agreement between any of the Holders and CayCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or CayCo under this Agreement.

(h)            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(i)            Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)            Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(k)            Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(l)            No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

(m)            Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FST CORP.

By:
Name: David Chuang
Title: Director

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHENGHE INVESTMENT I LIMITED

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule I

SPONSOR KEY HOLDERS

[****]

Schedule II

COMPANY HOLDERS

[****]

Exhibit C
List of Company Shareholders

[****]

Exhibit D
Form of Plan of Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on ____________ between Chenghe Acquisition I Co. (the “Surviving Company”) and FST Merger Ltd. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated December 22, 2023 and made among FST Corp., Femco Steel Technology Co., Ltd., the Surviving Company and the Merging Company (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company, which shall change its name to “FST Ltd.”.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

4	Immediately prior to the Effective Time (as defined below), the share capital of the Surviving Company will be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (the “SPAC Class A Shares”), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (the “SPAC Class B Shares”) and 1,000,000 preference shares of a par value of US$0.0001 each (the “SPAC Preference Shares”) and the Surviving Company will have SPAC Class A Shares and SPAC Class B Shares in issue and no SPAC Preference Shares in issue.

5	Immediately prior to the Effective Time (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each and the Merging Company will have 10,000 shares in issue.

6	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Time”).

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7	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Business Combination Agreement.

8	At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Second Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	Upon the Effective Time,

9.1	the authorised share capital of the Surviving Company be varied by the re-designation of all the authorised issued and unissued SPAC Class A Shares, SPAC Class B Shares and SPAC Preference Shares as ordinary shares of US$0.0001 par value each (the “Re-designation”); and

9.2	immediately following the Re-designation, the authorised share capital of the Surviving Company be decreased by the cancellation of authorised but unissued ordinary shares of US$0.0001 par value each, such that the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

10	The Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto at the Effective Time.

11	At the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merging Company and the Surviving Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Merging Company and the Surviving Company set forth in the Business Combination Agreement to be performed after the Effective Time.

12	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15	The names and addresses of each director of the surviving company (as defined in the Statute) are:

15.1	; and

15.2	.

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16	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17	This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute.

18	At any time prior to the Effective Time, this Plan of Merger may be:

18.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19	This Plan of Merger may be executed in counterparts.

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
CHENGHE ACQUISITION I CO.	)

SIGNED by _David Chuang	)
Duly authorised for	)
and on behalf of	)	Director
FST MERGER LTD.	)

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Annexure 1

Business Combination Agreement

Annexure 2

Second Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit E
Form of Amended and Restated Memorandum and Articles of Association of CayCo

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

FST CORP.

(Adopted pursuant to a special resolution passed on ____________ and effective on ____________)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

FST CORP.

(Adopted pursuant to a special resolution passed on ____________ and effective on ____________)

1.	The name of the Company is FST Corp..

2.	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorized share capital of the Company is US$ divided into Ordinary Shares of par value of US$0.0001 each[1]. Subject to the Statute and these Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

1 Note to Draft: To be updated based on the Subdivision Factor prior to closing.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

FST CORP.

(Adopted pursuant to a special resolution passed on ____________, and effective on ____________)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to any specified Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person, provided. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her Immediate Family Members and their respective Affiliates;

“Articles”	means these articles of association of the Company, as amended and altered from time to time by Special Resolutions;

“Audit Committee”	means the audit committee of the Company formed by the Board pursuant to Article 141 hereof, or any successor audit committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any);

“Board” and “Board of Directors”	means the board of directors of the Company;

“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banking institutions in Hong Kong, New York, the Cayman Islands or Taiwan are authorized or required by Law or executive order to close;

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“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Company”	means FST Corp., a Cayman Islands exempted company;

“Company’s Website”	means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to Members;

“Control”	means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “Controlled by” and “under common Control with” shall have correlative meanings;

“Designated Stock Exchange”	means any stock exchange in the United States on which any Shares are listed for trading;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“Directors”	means the directors for the time being of the Company;

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands;

“Government Authority”	means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization or national or international stock exchange on which the securities of the applicable Party or its Affiliates are listed;

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“Immediate Family Members”	means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

“Law”	means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Government Authority, including any rules promulgated by a stock exchange or regulatory body;

“Lien”	means any encumbrance, right, interest or restriction, including any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien (statutory or otherwise), charge, security interest, pledge, hypothecation, encroachment, easement, title defect, title retention agreement, voting trust agreement, right of pre-emption, right of first refusal, claim, option, limitation, forfeiture, penalty, equity, adverse interest or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

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“Member”	has the same meaning as in the Statute;

“Memorandum”	means the memorandum of association of the Company or as amended and altered from time to time by Special Resolutions;

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes cast by the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles;

“Ordinary Share”	means a Class A ordinary share of par value US$0.0001 each in the share capital of the Company having the rights set out in these Articles;

“Person”	means any individual or any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members;

“Registered Office”	means the registered office for the time being of the Company;

“Seal”	means the common seal of the Company and includes every duplicate seal;

“Secretary”	means any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share” and “Shares”	means a share in the capital of the Company, and includes an Ordinary Share. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;

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“Shareholder” and “Shareholders”	means shareholder or shareholders of the Company;

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Statute;

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution;

“Statute”	means the Companies Act (As Revised) of the Cayman Islands;

“US$”	means the lawful money of the United States of America; and

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

2.	In these Articles:

2.1.	words importing the singular number include the plural number and vice versa;

2.2.	words importing the masculine gender include the feminine gender;

2.3.	words importing persons include corporations as well as any other legal or natural person;

2.4.	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5.	the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

2.6.	when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

2.7.	“fully-diluted” or any variation thereof means all of the issued and outstanding Shares, treating the maximum number of Shares issuable under any issued and outstanding convertible securities and all Shares reserved for issuance under any share incentive plan as issued and outstanding;

2.8.	references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party;

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2.9.	references to “writing,” “written” and comparable expressions include any mode of reproducing words in a legible and nontransitory form including emails and faxes, provided the sender complies with the provision of Article 167;

2.10.	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and/or” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

2.11.	if any payment hereunder would have been, but for this Article, due and payable on a date that is not a Business Day, then such payment shall instead be due and payable on the first Business Day after such date;

2.12.	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.13.	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

SHARE CAPITAL

3.	The authorized share capital of the Company is US$ divided into Ordinary Shares of par value of US$0.0001 each.

4.	Subject to the Statute, the Memorandum and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own Shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

SHARES

5.	Subject to the Law, these Articles and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may in their absolute discretion and without the approval of the Members, cause the Company to:

(a).	allot, issue, grant options over or otherwise dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper;

(b).	grant rights over Shares or other securities to be issued in one or more Classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

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(c).	issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or securities in the capital of the Company on such terms as it may from time to time determine.

6.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by a Special Resolution. The Directors may issue from time to time, out of the authorized share capital of the Company, preferred shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a).	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b).	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c).	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of Shares;

(d).	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e).	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of Shares of any other Class or any other series of Shares;

(f).	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

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(g).	whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h).	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class of Shares or any other series of preferred shares;

(i).	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other Class of Shares or any other series of preferred shares; and

(j).	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

7.	Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of Shares, to make, or make available, any such allotment, offer, option or Shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate Class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any Class or series of preferred shares, no vote of the holders of preferred shares or ordinary shares shall be a prerequisite to the issuance of any Shares of any Class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and these Articles.

8.	The Company shall not issue Shares to bearer.

9.	The Company may in connection with the issue of any Shares exercise all powers of paying commissions and brokerage conferred or permitted by the Law. Such commissions and brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

10.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

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FRACTIONAL SHARES

11.	The Company shall not issue fractional Shares or register the transfer of fractions of a Share.

REGISTER OF MEMBERS

12.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. For so long as the Shares are listed on a Designated Stock Exchange, the title to such Shares may be evidenced and transferred in accordance with the applicable Designated Stock Exchange Rules and, for these purposes, the Register of Members may be maintained in accordance with section 40B of the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

13.	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) calendar days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members, the Register of Members shall be closed for at least ten (10) calendar days immediately preceding the meeting and the record date for such determination shall be the date of closure of the Register of Members.

14.	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any dividend or in order to make a determination of Members for any other purpose.

15.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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SHAREHOLDER PROPOSAL REQUEST

16.

(a).	Any Shareholder or Shareholders of the Company holding at least the required percentage under the Statute of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a general meeting (the “Proposing Shareholder(s)”) may request, subject to the Statute, that the Board of Directors include a matter on the agenda of a general meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a general meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a general meeting, notice of the Proposal Request must be timely delivered in accordance with applicable Law, and the Proposal Request must comply with the requirements of these Articles (including this Article 16) and any applicable Law and Designated Stock Exchange Rules. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the chief executive officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable Law. The announcement of an adjournment or postponement of a general meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable Law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the Person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a general meeting, all information related to such matter, the reason that such matter is proposed to be brought before the general meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the general meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Statute and any other applicable law and Designated Stock Exchange Rules to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a general meeting, as the Board of Directors may reasonably require.

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(b).	A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its Affiliates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any Class or series of Shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or Share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its Affiliates, with respect to any Shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, share appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such Class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(c).	The information required pursuant to this Article shall be updated as of (i) the record date of the general meeting, (ii) five Business Days before the general meeting, and (iii) as of the general meeting, and any adjournment or postponement thereof.

(d).	The provisions of Articles 16(a) and 16(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a general meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Statute.

(e).	Notwithstanding anything to the contrary herein, this Article 16 may only be amended, replaced or suspended by a resolution adopted at a general meeting by a majority together holding not less than seventy-five percent (75%) of the total voting power of the Shareholders.

SHARE CERTIFICATES

17.	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

18.	No certificate shall be issued representing Shares of more than one Class.

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19.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

20.	Every share certificate of the Company shall bear legends required under the applicable Laws, including the Securities Act.

21.	Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

22.	(1) Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the Shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the Shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

23.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

REDEMPTION

24.	Subject to the provisions of the Statute and these Articles, the Company may:

(f).	issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(g).	purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and

(h).	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

25.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable Law and any other contractual obligations of the Company.

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26.	The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

27.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

28.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a treasury share. The Directors may determine to cancel a treasury share or transfer a treasury share on such terms as they think proper (including, without limitation, for nil consideration).

NON RECOGNITION OF TRUSTS

29.	The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

30.	The Company shall have a first and paramount Lien on all Shares (whether fully paid- up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s Lien thereon. The Company’s Lien on a Share shall also extend to any amount payable in respect of that Share.

31.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a Lien, if a sum in respect of which the Lien exists is presently payable, and is not paid within fourteen (14) calendar days after notice has been given to the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

32.	To give effect to any such sale, the Directors may authorize any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

33.	The net proceeds of such sale after deduction of expenses, fees and commission incurred by the Company shall be applied in payment of such part of the amount in respect of which the Lien exists as is presently payable and any residue shall (subject to a like Lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

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CALLS ON SHARES

34.	Subject to these Articles and the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Members in respect of any monies due and payable but unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by installments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

35.	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

36.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

37.	If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest in whole or in part.

38.	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and, if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

39.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

40.	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance. No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

41.	If a call remains unpaid after it has become due and payable, the Directors may give to the Person from whom it is due not less than fourteen (14) calendar days’ notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

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42.	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

43.	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person, the Directors may authorize some Person to execute an instrument of transfer of the Share in favor of that Person.

44.	A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

45.	A certificate in writing under the hand of one Director of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

46.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

47.	Subject to these Articles, any Member may transfer all or any of his Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

48.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Member until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

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49.	The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any Share (not being a fully paid up share) to a Person of whom it does not approve, or any Share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

50.	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a Lien. The Directors may also decline to register any transfer of any Share unless:

(a).	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b).	the instrument of transfer is in respect of only one Class of Shares;

(c).	the instrument of transfer is properly stamped, if required;

(d).	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e).	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

51.	The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) calendar days in any calendar year.

52.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

53.	If a Member dies, the survivor or survivors where he was a joint holder, and his legal Personal representatives where he was a sole holder, shall be the only Persons recognized by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him. Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him as the transferee. If he elects to become the holder, he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before the death or bankruptcy or liquidation or dissolution of that Member, as the case may be.

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54.	If the Person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

55.	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some other Person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the death or bankruptcy or liquidation or dissolution of such Member or in any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES AND ALTERATION OF CAPITAL

56.	Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Ordinary Resolution:

(a).	increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b).	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c).	divide its Shares into several Classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorized by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues Shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes Shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d).	subdivide its Shares, or any of them, into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the Shares resulting from such sub-division, one or more of the Shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new Shares; and

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(e).	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares, without par value, diminish the number of shares into which its capital is divided.

57.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some Person to transfer the Shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

58.	Subject to the provisions of the Statute and the provisions of these Articles, the Company may from time to time by Special Resolution:

(a).	change its name;

(b).	alter, amend or add to these Articles;

(c).	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d).	reduce its share capital and any capital redemption reserve fund in any manner authorized by Law.

SHARE RIGHTS

59.	Subject to the provisions of applicable Law, Designated Stock Exchange Rules, the Memorandum and these Articles and to any special rights conferred on the holders of any Shares or Class of Shares, any Share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

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60.	Subject to the provisions of applicable Law and these Articles, any preferred shares may be issued or converted into Shares that, at a determinable date or at the option of the Company or the holder if so authorized by the Memorandum, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by Special Resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable Law.

61.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a).	Income.

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b).	Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of Shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the Shares of the Company).

(c).	Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Each Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

VARIATION OF RIGHTS OF SHARES

62.	Subject to the provisions of these Articles, if at any time the share capital of the Company is divided into different Classes, the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied, modified or abrogated with the consent in writing of the holders of a majority of the issued Shares of that Class, or with the sanction of an Ordinary Resolution passed at a general meeting of the holders of the Shares of that Class.

63.	The provisions of these Articles relating to general meetings shall apply to every Class meeting of the holders of one Class of Shares except that the necessary quorum shall be one Person holding or representing by proxy at least one-third (1/3) of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

64.	Subject to the provisions of the Articles, the rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu with or subsequent to the Shares of that Class or the redemption or purchase of any Shares of any Class by the Company, and the rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

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REGISTERED OFFICE

65.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

66.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

67.	The Company may, but shall not (unless required by the Statute) be obliged to hold a general meeting in each calendar year as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

68.	The Chairman or a majority of the Directors may call general meetings, and they shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

69.	A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares entitled to vote at general meetings of the Company.

70.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

71.	If there are no Directors as at the date of the deposit of a Members’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of such requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

72.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

73.	At least fifteen (15) calendar days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

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(a).	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(b).	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in voting rights of the Shares giving that right.

74.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any Person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

75.	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two or more holders of Shares which carry not less than one-half of all votes attaching to Shares in issue and entitled to vote at such genral meeting, present in person or by proxy or, if a corporate or other non-natural person, by its duly authorised representative, shall constitute a quorum; unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorized representative or proxy.

76.	A Person may participate at a general meeting by telephone or other similar communications equipment by means of which all the Persons participating in such meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in Person at that meeting.

77.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

78.	If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members constituting a majority of the outstanding share capital of the Company (calculated on an as- converted basis) shall be a quorum and may transact the business for which the meeting was called, provided, that, such present Members shall only discuss and/or approve the matters as described in the meeting notice delivered in accordance with these Articles.

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79.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

80.	If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

81.	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

82.	A resolution put to the vote of the meeting shall be decided on the vote of the requisite majority pursuant to a poll of the Members. Unless otherwise required by the Statute or these Articles, such requisite majority shall be a simple majority of votes that are able to be cast.

83.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by these Articles not less than 48 hours before the time appointed for holding the postponed meeting.

VOTES OF MEMBERS

84.	Subject to any rights and restrictions for the time being attached to any Share, every Member present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of the Company, have one (1) vote for each Ordinary Share of which he is the holder.

85.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

86.	Shares carrying the right to vote that are held by a Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may be voted by his committee, receiver, curator bonis, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

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87.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a Class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

88.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

89.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. All resolutions shall be determined by poll and not on a show of hands. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

90.	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

91.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

92.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a).	not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote; or

(b).	in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c).	where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

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93.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join or concur in demanding a poll.

94.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES

95.	Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

SHARES THAT MAY NOT BE VOTED

96.	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DEPOSITARY AND CLEARING HOUSES

97.	If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization.

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DIRECTORS

98.	Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than five (5) Directors, and there shall be no maximum number of Directors. For so long as the Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as the applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

99.	The Board of Directors shall have a Chairman elected and appointed by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors, save and except that if the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, or if the Chairman is unable or unwilling to act as the chairman of a meeting of the Board of Directors, the attending Directors may choose one of their number to be the chairman of the meeting.

100.	The Company may by Special Resolution appoint any Person to be a Director.

101.	The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any Person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

102.	A Director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated.

103.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

104.	A Director may be removed from office by Special Resolution of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Special Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

105.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

106.	The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

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107.	Subject to applicable Law, Designated Stock Exchange Rules and these Articles, the Board may establish any committee of the Board as the Board shall deem appropriate from time to time, and committees of the Board shall have the rights, powers and privileges granted to such committees by the Board from time to time.

POWERS AND DUTIES OF DIRECTORS

108.	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business and affairs of the Company shall be conducted as directed by the Board of Directors of the Company. The Board shall have all such powers and authorities, and may do all such acts and things, to the maximum extent permitted by applicable Law, the Memorandum and these Articles. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

109.	The Board may, from time to time, and except as required by applicable Law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

110.	Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

111.	The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

112.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

113.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorized signatory (any such Person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

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114.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

115.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

116.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

117.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

118.	The Directors may from time to time at their discretion exercise all the powers of the Company to borrow money, to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds and other securities, whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DISQUALIFICATION OF DIRECTORS

119.	The office of a Director shall be vacated if:

(a).	he gives notice in writing to the Company that he resigns the office of Director;

(b).	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c).	is prohibited by any applicable Law or Designated Stock Exchange Rules from being a Director;

(d).	he is found to be or becomes of unsound mind; or

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(e).	is removed from office pursuant to any other provision of these Articles.

MEETINGS OF THE BOARD OF DIRECTORS

120.	The Board shall meet at such times and in such places as the Board shall designate from time to time. A meeting of the Board may be called by any Director on no less than five (5) calendar days’ prior written notice of the time, place and agenda of the meeting. Subject to these Articles, questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum, with each having one (1) vote and in case of an equality of votes, the Chairman shall have a second or casting vote.

121.	A Director may participate in any meeting of the Board or of any committee of the Board by means of video conference, teleconference or other similar communications equipment by means of which all Persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

122.	The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the presence of two (2) Directors then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

123.	If a quorum is not present at any duly called meeting, such meeting may be adjourned to a time no earlier than forty-eight (48) hours after written notice of such adjournment has been given to the Directors. The Directors present at such adjourned meeting shall constitute a quorum, provided that the Directors present at such adjourned meeting may only discuss and/or approve the matters as described in the meeting notice delivered to the Directors in accordance with Article 120.

124.	A resolution in writing (in one or more counterparts), signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee, as the case may be, duly convened and held. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

125.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

126.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

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127.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

128.	The Company shall pay all fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof (if any) and (ii) conducting any other Company business requested by the Company.

PRESUMPTION OF ASSENT

129.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

130.	A Director may:

(a).	hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b).	act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c).	continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

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Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable Law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

131.	Subject to applicable Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 132 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.B. of Form 20-F promulgated by the Commission, shall require the approval of the Audit Committee.

132.	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a).	he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b).	he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified Person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

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133.	Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable Law or the Designated Stock Exchange Rules, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

134.	The Directors shall cause minutes to be made for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

135.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

ALTERNATE DIRECTORS

136.	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other Person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

137.	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

138.	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

139.	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

140.	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

AUDIT COMMITTEE

141.	Without prejudice to the freedom of the Directors to establish any other committees, for so long as the Shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the charter of the Audit Committee, the Designated Stock Exchange Rules and the rules and regulations of the Commission.

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NO MINIMUM SHAREHOLDING

142.	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

SEAL

143.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

144.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

145.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

146.	Subject to the Statute and these Articles any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realized or unrealized profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

147.	Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

148.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

149.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

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150.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of three or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

151.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

152.	No dividend or distribution shall bear interest against the Company.

153.	Any dividend which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend which remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

154.	Subject to applicable Law, the Directors may:

(a).	resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution;

(b).	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c).	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

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(d).	authorise a Person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Members; and

(e).	generally do all acts and things required to give effect to the resolution.

155.	Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a).	employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or the Members;

(b).	any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom Shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such Persons that has been adopted or approved by the Directors or Members; or

(c).	the holders of warrants issued by the Company upon the cashless exercise of such warrant in accordance with the terms thereof.

BOOKS OF ACCOUNT

156.	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

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157.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting.

158.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the Law.

AUDIT

159.	Subject to applicable Law and Designated Stock Exchange Rules, the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors.

160.	The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

161.	If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

162.	Auditors of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

163.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any time during their term of office upon request of the Directors or any general meeting of the Members.

164.	The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

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SHARE PREMIUM ACCOUNT

165.	The Directors shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

166.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

NOTICES

167.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Member either personally, or by posting it by airmail or by a recognized courier service in a prepaid letter addressed to such Member at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Member may have specified in writing for the purpose of such service of notices, or, to the extent permitted by applicable Law, by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

168.	Any notice or other document, if served by:

(a).	post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b).	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c).	recognized courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d).	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e).	placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

169.	Any Members present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

170.	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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171.	Notice of every general meeting shall be given in any manner hereinbefore authorized to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

INFORMATION

172.	No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

173.	The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

WINDING UP

174.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

175.	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

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INDEMNITY

176.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s Auditors) and the personal representatives of the same (each, an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

FINANCIAL YEAR

177.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year.

DISCLOSURE

178.	The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

TRANSFER BY WAY OF CONTINUATION

179.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATIONS

180.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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